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                                                                     Exhibit 2.1


                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement is entered into as of April 30, 2001 by and among STEINER SPAS USA, INC., a Florida corporation ("Buyer" as modified pursuant to Section 1.4), BIRMINGHAM DAY SPA, LLC, a Pennsylvania limited liability company ("Birmingham"), 57TH STREET DAY SPA, LLC, a New York limited liability company ("57th Street"), GH DAY SPAS, INC., a Pennsylvania corporation and the holder of all of the Capital Stock of 57th Street ("GHDS" and together with Birmingham and 57th Street, the "Spa Sellers", and individually, a "Spa Seller"), GH DAY SPA SECOND STREET, LLC, a Pennsylvania limited liability company ("Second Street" and together with the Spa Sellers, the "Operational Sellers", and individually, an "Operational Seller") THE GREENHOUSE SPA, INC., a Pennsylvania corporation ("Greenhouse"and together with the Operational Sellers, the "Sellers", and individually, a "Seller"), TGH, LLC, a Pennsylvania limited liability company ("TGH") and the holder of all of the Capital Stock of Greenhouse, THE STUART MICHAEL KATZOFF TRUST u/d/t dated October 9th, 1990, an irrevocable trust declared under the laws of the State of Pennsylvania (the "Trust") and the holder of all of the Capital Stock of GHDS, Birmingham and Second Street (each of the Trust, GHDS and TGH are sometimes referred to herein, individually, and as the "Shareholders" and, individually, a "Shareholder"), GERALD KATZOFF, a resident of the State of Pennsylvania and trustee of the Trust (the "Trustee"), LYDIA KATZOFF, a resident of the State of Pennsylvania, and STUART KATZOFF, a resident of the State of Pennsylvania and the sole beneficiary of the Trust (the "Beneficiary"). The Sellers, the Shareholders, the Trustee, the Beneficiary and Lydia Katzoff are sometimes referred to herein, individually, as "Seller Parties" and, individually, a "Seller Party". Certain other capitalized terms used herein are defined in Article XII and throughout this Agreement.

        WHEREAS, the Spa Sellers are each engaged in the business of owning and operating various day spas that provide spa and beauty services and products including, massage therapies, facials, aroma therapies and other skin treatments, hair salon services, hair removal (including laser treatment hair removal), fitness training, manicures, pedicures and related services (collectively, the "Business");

        WHEREAS, Buyer, desires to purchase from the Spa Sellers, and the Spa Sellers desire to sell to Buyer, Spa Assets (as hereinafter defined) pursuant to the terms set forth herein;

        WHEREAS, Greenhouse (i) is the owner of certain domestic and international trademarks and service marks for the name "The Greenhouse" and
(ii) has certain trademark applications pending for the name "Greenhouse" and "The Greenhouse Spa" ("The Greenhouse" and all derivative names thereof are collectively referred to herein as the "Greenhouse Mark");

        WHEREAS, Buyer desires to purchase from Greenhouse, and Greenhouse desires to sell to Buyer, all of its right, title and interest in and to the Greenhouse Mark and Buyer and Greenhouse





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desire to enter into a license agreement whereby, Buyer would grant to
Greenhouse a limited, non-exclusive license to utilize the Greenhouse Mark in consideration of royalty payments to be made by Greenhouse to Buyer;

        WHEREAS, Second Street is the owner of a fifty percent (50%) membership interest (the "Membership Interest") in the Second Street Day Spa, LLC, a Pennsylvania limited liability company (the "Company");

        WHEREAS, Buyer desires to purchase from Second Street, and Second Street desires to sell to Buyer, all of Second Street's right, title and interest in and to the Membership Interest; and

        WHEREAS, the Shareholders collectively own all of the issued and outstanding Capital Stock of the Sellers and, therefore, will benefit from the transactions described herein and, accordingly, are willing to undertake the obligations described herein.

        NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

        1.1 PURCHASE AND SALE. On the terms and subject to the conditions set forth herein, at Closing, (i) the Spa Sellers shall sell, transfer, assign, convey and deliver to Buyer, on a going concern basis, all of the rights, title and interest of the Spa Sellers in and to all of the tangible and intangible assets and properties of every kind and description related to the Business and owned by the Spa Sellers or in which any of the Spa Sellers has an interest, wherever located, except those assets specifically excluded as provided in
Section 1.2 (the "Spa Assets"), (ii) Second Street shall sell, assign, convey and deliver to Buyer, all of its right, title and interest in and to the Membership Interest and (iii) Greenhouse shall sell, assign, convey and deliver to Buyer all of its right, title and interest in and to the Greenhouse Mark (the Greenhouse Mark, the Spa Assets and the Membership Interest are collectively referred to herein as the "Purchased Assets"). Schedule 1.1 identifies (i) all of the machinery, equipment, vehicles, furniture and other personal property that constitute Spa Assets having a fair market value of one hundred dollars ($100.00) or more, (ii) the ownership of such assets, and (iii) the location of such assets. The Spa Assets shall include, but not be limited to, the following:

            (a) All of the assets reflected on the Current Balance Sheets, except for SPA Assets disposed of in the ordinary course of business consistent with past practice and for the legitimate business purposes of the Business and the Purchased Assets;

            (b) All cash on hand and in bank accounts, cash equivalents and investment accounts, whether short-term or long-term, of the Spa Sellers;



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            (c) All prepaid and deferred items of the Spa Sellers, including without limitation, prepaid rentals, insurance, taxes and unbilled charges and deposits relating to the Business;

            (d) All receivables of the Spa Sellers, including all trade accounts receivables, notes receivable, receivables from manufacturers, insurance companies, service contract providers and any other vendors or suppliers of the Spa Sellers and all claims of the Spa Sellers for money due and owing;

            (e) All inventories, including, raw materials, supplies, work-in-process, finished goods, goods on consignment and other materials included in the inventories of the Spa Sellers, including products under development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the location at which the Business is conducted, or located at customers' premises on consignment or otherwise (the "Inventories");

            (f) All of the rights under the Governmental Approvals held by the Spa Sellers;

            (g) All machinery, equipment (including equipment subject to the Capital Leases), vehicles, furniture, fixtures, office equipment and other personal property owned or used by the Spa Sellers in connection with the Business except for the Excluded Assets;

            (h) All of the interest of and the rights and benefits accruing to any of the Spa Sellers as lessee under the Real Property Leases and any leases of machinery, vehicles, containers, equipment, tools, furniture and fixtures and other fixed assets used in connection with the Business;

            (i) All Proprietary Rights owned or held by any of the Spa Sellers;

            (j) All of the interests, rights and benefits accruing to any of the Spa Sellers under any franchise contracts, sales orders, sales contracts, supply contracts, service agreements, purchase orders and purchase commitments made by any of the Spa Sellers in the ordinary course of business, all other agreements to which any of the Spa Sellers is a party or by which it is bound in the ordinary course of business (except to the extent such contracts and agreements constitute Excluded Liabilities);

            (k) All lists of suppliers and other vendors, correspondence and other document files; computer software; manuals or business procedures; inventions; improvements, trade secrets, technical knowledge, know how and other proprietary or confidential information used in or relating to the Businesses of the Spa Sellers including related procedures, files and manuals and all source and object codes and documentation related thereto;

            (l) All of the Spa Sellers' rights, claims, rights of offset or causes of action against third parties, including, without limitation, those (i) arising under warranties from vendors and others in connection with the assets, properties and business to be sold hereunder or (ii) relating



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to any of the Assumed Liabilities but excluding any rights, claims, rights of offset or causes of action related to any Excluded Assets or Excluded
Liabilities;

            (m) All books and records (including all data and other information stored on discs, tapes or other media) of the Spa Sellers relating to any of their assets, properties, business and operations;

            (n) All interest in and to all telephone, telex, web site addresses, domain names, and telephone facsimile numbers and telephone and other directory listings utilized by the Spa Sellers in connection with the Business; and

            (o) All other tangible and intangible property, assets and rights of every kind or nature owned by the Spa Sellers or used by the Spa Sellers in the operation of the Business, whether or not specifically referred to in this Agreement and whether or not reflected on the books of the Spa Sellers as assets.

        1.2 EXCLUDED ASSETS. The Purchased Assets shall not include those assets specifically included on Schedule 1.2, such Schedule to include only the corporate minute books and stock transfer books and the corporate seal of the Spa Sellers and Greenhouse, Employee Benefit Plans and any contract not assumed by Buyer and all fixtures, furniture and equipment in Ambler, PA (collectively, the "Excluded Assets").

        1.3 FURTHER ASSURANCES; POST-CLOSING COOPERATION; THIRD PARTY RIGHTS.

            (a) (i) At any time or from time to time after the Closing, at Buyer's request and without further consideration, any Seller Party shall execute and deliver to Buyer and its Affiliates such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer's title to, all of the Purchased Assets, and, to the full extent permitted by law, to put Buyer in actual possession and operating control of the Business and the Purchased Assets and to assist Buyer in exercising all rights with respect thereto, and otherwise to any Seller Party to fulfill its obligations under this Agreement and any documents related hereto.

            (ii) Effective on the Closing Date, each Seller Party hereby constitutes and appoints Buyer the true and lawful attorney of such Seller Party, with full power of substitution, in the name of such Seller Party or Buyer, but on behalf of and for the benefit of Buyer; provided, prior to acting on behalf of any Seller Party, Buyer will notify appropriate Seller Party, and such Seller Party will have 15 days to accomplish any of the following itself:
(A) to demand and receive from time to time any and all of the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (B) to institute, prosecute, compromise and settle any and all actions or proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, (C) to defend or compromise any or all actions or proceedings in respect of any of the Purchased Assets; and (D) to do all such acts and things in relation to the matters set forth in the preceding clauses (A) through



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(C) as Buyer shall deem desirable. Each Seller Party hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Buyer shall indemnify and hold harmless each Seller Party from any and all Liabilities caused by or arising out of any breach by Buyer in its exercise of such power of attorney.

            (iii) To the extent that any contract or license being purchased by Buyer hereunder is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Parties shall use their best efforts to obtain the consent of such other party to the assignment of any such contract or license to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, each Seller Party shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant contract or license, including enforcement at the cost and for the account of Buyer of any and all rights of any Seller Party against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer shall have no obligation with respect to any such contract or license. The provisions of this Section 1.3(a)(iii) shall not affect the right of Buyer not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in
Section 8.1 has not been fulfilled.

            (b) The assumption by Buyer of the Assumed Liabilities, and the transfer thereof by the Seller Parties, shall in no way expand the rights or remedies of any third party against Buyer or any Seller Party as compared to the rights and remedies which such third party would have had against any Seller Party had Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.

        1.4 INTANGIBLES BUYER. Each of the parties acknowledge and agree that at the Closing a to be formed wholly-owned subsidiary of Steiner will be purchasing, pursuant hereto, certain of the Purchased Assets relating to intangible assets, including the Greenhouse Mark, goodwill, all other proprietary rights, know-how, customer and vendor lists, non-compete covenants and other Purchased Assets, as determined by Buyer, and the Consideration attributable to such Purchased Assets will be paid for by, or on behalf of such Entity, at Closing. From and after the Closing, the defined term "Buyer" shall refer to Steiner USA Day, Spas, Inc., a Florida corporation, and this newly formed wholly-owned Subsidiary of Steiner, and all obligations of the Buyer from and after the Closing Date shall be joint and several among these two entities.

                                   ARTICLE II

                   CONSIDERATION; ASSUMED LIABILITIES; CLOSING

        2.1 CONSIDERATION.




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            (a) The consideration to be paid by Buyer, whether at Closing or after Closing, in exchange for the Purchased Assets and the covenants not to compete set forth in Section 11.1 (the "Consideration") shall be equal to an amount not to exceed Thirty Million Seven Hundred Fifty Thousand Dollars and No Cents ($30,750,000.00) payable in cash and Steiner Securities in accordance with Sections 2.1(b), 2.4 and 2.7-2.9 below. The Cash Holdback Amount (as defined below) shall be retained by Buyer to secure the adjustments to the Consideration pursuant to Section 2.4 and the indemnification obligations in Article X. Buyer shall have no fiduciary duties with respect to the Holdback Amount. To the extent that any portion of the Holdback Amount has not been used by Buyer to satisfy obligations under Section 2.4 or Article X, then Buyer agrees to deliver the remaining Holdback Amount to the Sellers on the later of (a) March 31, 2002 or (b) five days after the date on which any disputes with respect to the Closing Date Purchase Price adjustments are resolved pursuant to Section 2.4, provided that in the event that Buyer has provided notice to the Seller Parties of a claim for indemnification under Article X on or prior to such date, then Buyer may retain the portion of the Holdback Amount Buyer deems necessary, acting reasonably, to satisfy such indemnification obligations of the Seller Parties.

            (b) At the Closing, Buyer shall pay as directed by the Sellers at least 7 days prior to Closing, on behalf of all Sellers, in full satisfaction thereof, the Consideration due on the Closing Date as follows (the "Closing Date Purchase Price"):

                (i) in cash, by wire transfer of immediately available funds, in an amount equal to Twenty-Four Million Seven Hundred Fifty Thousand Dollars and No Cents ($24,750,000.00), minus (i) the amounts required to be paid under that certain note, dated as of the date hereof made by TGH in favor of Steiner U.S. Holdings, Inc., in the initial principal amount of Three Million Six Hundred and Twenty Five Thousand Dollars and No Cents ($3,625,000.00) (including all related loan documents, the "TGH Indebtedness"), and (ii) all Indebtedness, as of the Closing which creates a Lien on any Purchased Asset or in any way restricts the ability of any Seller Party to consummate the transactions contemplated thereby, other than the Capital Leases (the "Seller Indebtedness"), (iii) $750,000 in cash (the "Cash Holdback Amount"), and (iv) the legal fees and expenses relating to the TGH Indebtedness referred to in Section 8.1(s); and

                (ii) in a number of shares (rounded to the nearest whole number) of voting common stock, par value (U.S.) $.01 per share, of Steiner Leisure Limited (the "Steiner Common Stock") equal to the number of shares determined by dividing (y) Three Million Dollars and No Cents ($3,000,000.00) by (z) the average closing sale price of a share of Steiner Common Stock as quoted on the NASDAQ Stock Market ("NASDAQ") for the five consecutive trading days which precede the third trading day which is immediately prior to the Closing Date, as reported (absent manifest error in the printing thereof) by the Wall Street Journal (Eastern Edition) (the "Average Closing Sale Price"). No fractional shares of Steiner Common Stock will be issued (the shares of Steiner Common Stock issued pursuant to this Section (the "Steiner Closing Date Shares"). It being understood that Buyer will hold, on behalf of Sellers, One Million Two Hundred Fifty Thousand Dollars and No Cents ($1,250,000.00) of Steiner Closing Date Shares (valued in accordance with the first sentence of this Section) as security for Sellers' indemnification Obligations set forth in Article X below (the "Stock Holdback Amount," and together with the Cash Holdback Amount, the "Holdback Amount").



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            (c) At the Closing, in consideration of the covenants not to compete set forth in Section 11.1, the Parties will apportion an amount of the Closing Date Purchase Price as determined by an independent appraiser selected pursuant to Section 2.6 (the "Non-Compete Consideration").

        2.2 ASSUMED LIABILITIES. As of the Closing, Buyer shall assume, satisfy and agree to discharge only those liabilities and obligations of the Spa Sellers accruing after the Closing Date with respect to the contracts set forth on
Schedule 2.2 relating to Real Property Leases (to the extent said contracts are properly assigned to Buyer), and the personal property under Capital Leases, laser service contracts and gift certificates; provided, the liabilities for gift certificates and hair removal services shall not exceed $4 million (collectively, the "Assumed Liabilities").

        2.3 EXCLUDED LIABILITIES. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of the Sellers, direct or indirect, known or unknown, absolute or contingent, whether or not relating to or arising from the Purchased Assets or any rights transferred by the Sellers to Buyer pursuant to the provisions hereof, (all such liabilities or obligations not being assumed being herein called the "Excluded Liabilities") including, but not limited to, the following:

            (a) All TGH Indebtedness and Seller Indebtedness;

            (b) Any liabilities of the Sellers in respect of Taxes of the Seller Parties;

            (c) Any liabilities in respect of Taxes applicable to the Purchased Assets for all periods or activities of the Sellers ending on or before the Closing Date, regardless of when assessed and including any interest or penalties thereon;

            (d) Any intercompany payables and other liabilities or obligations of the Sellers to any of their Affiliates or any of the Shareholders or their Affiliates except those set forth in Schedule 2.2;

            (e) Any costs and expenses incurred by the Seller Parties incident to the negotiation and preparation of this Agreement and their performance and compliance with the agreements and conditions contained herein;

            (f) Any liabilities or obligations in respect of any Excluded
Assets;

            (g) All liabilities and obligations arising on or prior to the Closing Date which are related to, associated with or arising out of (i) the occupancy, operation, use or control of any real property used by any of the Sellers on or prior to the Closing Date, unless such constitute Leased Premises and the Real Property Leases are assigned as set forth in Section 4.19(c); or
(ii) the operations or businesses of any of the Sellers on or prior to the Closing Date, in each case incurred under or imposed by any Environmental Laws;



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            (h) All liabilities and obligations arising from or in connection with any tortious conduct or purported tortious conduct of the Sellers or any representative of the Sellers;

            (i) All liabilities and obligations under any Employee Benefit Plan, any Employment Agreement or any other plans or arrangements for the benefit of any current or former employees of the Sellers or any Affiliate thereof;

            (j) Any other liabilities or obligations of the Sellers which arise or are asserted or incurred by reason of events, acts or transactions occurring, or the operation of their respective businesses, on or prior to the Closing Date that are not included in Section 2.2;

            (k) any liability or obligation relating to any default under any of the Assumed Liabilities to the extent such default existed prior to, at, or as a result of, the Closing; or

            (l) any liability, including any obligation to defend or answer, any of the Litigation listed on Schedule 4.13.

        2.4 PURCHASE PRICE ADJUSTMENT. Attached hereto as Schedule 2.4 is a balance sheet reflecting the Working Capital of the Business and the Purchased Assets as of March 31, 2001, as agreed upon by Buyer and the Seller Parties. At least five (5) Business Days prior to Closing, (i) the Seller Parties shall cause to be delivered to Buyer a detailed written determination of the estimated Closing Date balance sheet reflecting the Working Capital of the Business and the Purchased Assets as of the Closing (the "Estimated Closing Date Balance Sheet") which estimate shall be attached as an Exhibit to the closing statement prepared by the Buyer and the Sellers with respect to the transactions contemplated hereby (the "Closing Statement"), and (ii) the Buyer and the Sellers shall estimate by mutual agreement the amount of the adjustment to the Closing Date Purchase Price as of the Closing Date based upon any difference equal to or greater than five percent (5%) between the Schedule 2.4 and the Estimated Closing Date Balance Sheet other than differences arising in the ordinary course consistent with past practice, and including with respect to the payment of payables only those which are current (within 30 days) (such estimated amount is referred to herein as the "Estimated Amount"). Within sixty
(60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a determination (the "Determination") of the actual amount of the adjustment to the Closing Date Purchase Price (which actual amount is referred to herein as the "Preliminary Actual Amount"), including the basis for such Determination set forth in reasonable detail, prepared in accordance with the items included in
Schedule 2.4 and the Estimated Closing Date Balance Sheet. If, within thirty
(30) days after the date on which the Determination is delivered to Sellers, Sellers shall not have given written notice to Buyer setting forth in reasonable detail any objection of Sellers to such Determination, then such Determination shall be final and binding upon the Parties and the Preliminary Actual Amount shall be deemed the "Final Actual Amount". In the event that Sellers give written notice of any objection to such Determination within such 30-day period, Buyer and Sellers shall use all reasonable efforts to resolve the dispute within thirty (30) business days following the receipt by Buyer of such written notice from the Sellers. If the Parties are unable to reach an agreement as to the actual adjustment to the Closing Date Purchase Price within such 30-day period, the matter shall be submitted to a mutually agreed upon "big five" certified public accounting firm (the "Settlement Accountant") for determination of the Final Actual Amount to be



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made within 45 days after submission, and the determination of the Settlement
Accountant shall be final and binding upon Buyer and the Seller Parties. Buyer and Sellers shall contribute equally to all costs (including fees and expenses charged by the Settlement Accountant) in connection with the resolution of any such dispute. If the Final Actual Amount is higher than the Estimated Amount so that the Consideration paid to Sellers pursuant to Section 2.1 should have been reduced at the Closing, then such amount shall be deemed to be Indemnifiable Damages under Article X hereof and Buyer may set off against and recoup from any Cash Holdback Amount the difference between the Final Actual Amount and the Estimated Amount or take any other action or exercise any other remedy available to it by appropriate legal proceedings to recover such amount.

        2.5 TAX TREATMENT. The parties intend that the transaction contemplated hereby be treated for tax purposes as taxable under Section 1001 of the Code.

        2.6 ALLOCATION OF CONSIDERATION. The allocation of the Consideration, including the Non-Compete Consideration, plus the Assumed Liabilities will be allocated by agreement of the Parties prior to the Closing. Buyer shall promptly select an independent appraiser to assist the Parties in determining the allocation. The Parties agree to adhere to the allocations determined in accordance with this Section 2.6 for all purposes, including financial accounting and for the payment of all Tax Returns filed subsequent to the Closing Date, including the determination by the Sellers of total gain or loss on the sale of the Purchased Assets hereunder, and the determination by Buyer of its Tax basis with respect to the Purchased Assets. Promptly upon receipt of the appraisal from the independent appraiser the allocation schedule will be prepared by Buyer and shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. The Seller Parties agree that promptly after receiving the allocation schedule, it shall, if it finds that the allocation schedule is reasonable and prepared in accordance with said Section 1060, sign the allocation schedule and return an executed copy thereof to Buyer; and in that event, the Parties each agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the agreed upon allocation schedule; and in that event, the Parties agree to provide the other promptly with any other information required to complete Form 8594.

        2.7 DEFERRED CONSIDERATION. The Sellers shall be entitled to deferred consideration (the "Deferred Consideration") as set forth below, payable as provided in Section 2.9:

            (a) In the event that EBITDA (as defined below) for the period from the Closing Date to December 31, 2001 (the "First Period") is greater or equal to zero (0), the Sellers shall be entitled to receive Steiner Shares equal to One Million Dollars ($1,000,000) valued as of the Closing Date in accordance with Section 2.1(b)(ii).

            (b) In the event that EBITDA for the period from January 1, 2002 to December 31, 2002 (the "Second Period") is greater or equal to One Million Dollars ($1,000,000) (the "Second Period Target Amount"), the Sellers shall be entitled to receive Steiner Shares equal to One Million Dollars ($1,000,000) valued as of the Closing Date in accordance with Section 2.1(b)(ii); provided, to the extent EBITDA for the Second Period is less than the Second Period Target Amount but equal to or greater than Eight Hundred Thousand Dollars ($800,000). Sellers shall be entitled to receive that number of Steiner Shares (valued as of the Closing Date in accordance with Section 2.1(b)(ii))



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with a value equal to EBITDA for the Second Period. Sellers will not be entitled to receive any Deferred Consideration for the Second Period to the extent EBITDA for such period is less than Eight Hundred Thousand Dollars ($800,000); Additionally, to the extent that EBITDA for the Second Period is equal to or greater than Four Million Dollars ($4,000,000), the Sellers shall be entitled to receive an option to purchase 100,000 shares of Steiner Common Stock in accordance with Steiner's Amended and Restated 1996 Share Option and Incentive Plan.

            (c) In the event EBITDA for the period from January 1, 2003 to December 31, 2003 (the "Third Period") is greater or equal to Three Million Dollars ($3,000,000) (the "The Third Period Target Amount"), the Sellers shall be entitled to receive Steiner Shares equal to One Million Dollars ($1,000,000) valued as of the Closing Date in accordance with Section 2.1(b)(ii); provided, to the extent EBITDA for the Third Period is less than the Third Period Target Amount but equal to or greater than Two Million Four Hundred Thousand Dollars ($2,400,000), Sellers shall be entitled to receive that number of Steiner Shares (valued as of the Closing Date in accordance with Section 2.1(b)(ii)) with a value equal to the percentage under One Million Dollars ($1,000,000) corresponding to the amount that EBITDA for the Third Period is less than the Third Period Target Amount. By way of example, if EBITDA for the Third Period is Two Million Seven Hundred Thousand Dollars ($2,700,000) (ninety percent (90%) of Third Period Target Amount), Sellers would receive Steiner Shares (valued as of the Closing Date in accordance with Section 2.1(b)(ii)) with a value equal to Nine Hundred Thousand Dollars ($900,000), ninety percent (90%) of One Million Dollars ($1,000,000). Sellers will not be entitled to receive any Deferred Consideration for the Third Period to the extent EBITDA for such period is less than Two Million Four Hundred Thousand Dollars ($2,400,000). Additionally, to the extent that EBITDA for the Third Period is equal to or greater than Six Million Dollars ($6,000,000), the Sellers shall be entitled to receive an option to purchase 100,000 shares of Steiner Common Stock in accordance with Steiner's Amended and Restated 1996 Share Option and Incentive Plan.

        2.8 EBITDA DETERMINATION. Within ninety (90) days after the end of each of the First Period, Second Period and Third Period, Buyer shall cause to be prepared and delivered to Sellers a statement (each, a "Deferred Consideration Statement"), prepared by Buyer acting in good faith, setting forth the Deferred Consideration, if any, with respect to such period, computed in accordance with this Article II. During the 30-day period following the delivery of the Deferred Consideration Statement. Sellers will be permitted to review Buyer's working papers (and all other financial information reasonably requested by Sellers directly) relating to the Deferred Consideration Statement. The Deferred Consideration Statement shall become final and binding on the parties hereto on the tenth day following delivery thereof to Sellers unless the Sellers give written notice of disagreement ("Notice of Disagreement") to Buyer prior to said date. Any Notice of Disagreement shall specify in sufficient detail the nature of any disagreement so asserted, including the specific dollar amount of the Sellers' determination of EBITDA for such period and the basis therefore. If a Notice Disagreement is received by Buyer in a timely manner, then the Deferred Consideration Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any difference they may have with respect to any matter specified in the Notice of Disagreement or (y) the date the disputed matters are finally resolved by the Settlement Accountant (selected as set forth in Section 2.4). During the thirty (30) day period following the delivery of the Notice of

Disagreement, the Parties shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such thirty (30) day period, the Parties have not reached agreement on such matters, the matters which remain in dispute shall be promptly submitted to the Settlement Accountant for review and resolution. The Settlement Accountant shall render a decision resolving the matters in dispute within thirty (30) days following their submission to such Settlement Accountant by deciding that either the decision of the Sellers or that of Buyer or a position in between those positions (but not higher or lower) is correct with respect to any particular matter. Except as set forth in the next sentence, the cost of any arbitration (including the fees and expenses of the Settlement Accountant) pursuant to this Article II shall be borne by the party whom the Settlement Accountant determines is least correct, in the aggregate, with respect to the matters that the Settlement Accountant has settled. The fees and disbursements of the Sellers incurred in connection with the Notice of Disagreement shall be borne by the Sellers, and the fees and disbursements of Buyer in connection with the preparation of the Deferred Consideration Statement shall be borne by Buyer.

        2.9 PAYMENT. If after any Deferred Consideration Statement becomes final and binding on the parties hereto, Deferred Consideration is payable with respect to such period Buyer shall make payment to the Sellers by delivering to the Sellers the indicated amount of Steiner Shares in the name of the Person(s) requested by Sellers. Any payment of Deferred Consideration shall be deemed to be a part of the Consideration. To the extent that Buyer has provided notice to the Seller Parties of a claim for indemnification under Article X on or prior to such date payment is due, then Buyer may retain any portion of the Deferred Consideration to satisfy such indemnification obligations of the Selling Parties.

        As used herein, "EBITDA", shall mean, for any period, the net income or loss before interest income, interest expense, depreciation, amortization, income taxes, and amortization, and net of all operating expenses, minus general and administrative expenses, sales taxes, commissions and finance charges of the eleven (11) day spas currently under lease for any period; provided, however, that there shall be excluded from any such earnings (i) any extraordinary gains or losses (including losses resulting from the development and opening of new day spas), (ii) any gains or losses resulting from the sale, conveyance or other disposition of assets (other than inventory in the ordinary course of business),
(iii) any gains or losses from the issuance of securities, (iv) any earnings of any entity acquired by Buyer or any Affiliate of Buyer through purchase, merger, consolidation or otherwise (after the Closing Date), and (v) other than the effects on inventory sold in the ordinary course of business, the effects of any adjustments resulting from the application of accounting principles governing accounting for business combinations; provided, further, that in determining EBITDA all inter-company charges and allocations shall be determined in a manner consistent with the current practices of Buyer and its Affiliates; provided, further still, that EBITDA for any period shall not be reduced due to (x) all transaction costs with respect to the acquisition of the Purchased Assets from the Seller Parties, or (y) salaries and bonuses paid to executive management of Buyer or its Affiliates and to anyone else who is not a full-time employee engaged in the direct operation of the Purchased Assets.

        2.10 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Akerman, Senterfitt & Eidson, P.A., Miami, Florida on

May 31, 2001, or at any other place, time or date as is mutually agreed to by the Parties as soon as practicable after fulfillment of all of the conditions to the Closing as set forth in Article VIII (effective 12:01 a.m. on such date of Closing, the "Closing Date").

        2.11 INABILITY TO ASSIGN LEASES. In the event that, on or before the Closing Date, the Seller Parties fail to obtain consents for the assignment (the nature and terms of said assignment to be in accordance with Section 4.19(c)) to Buyer of the leases with respect to any of the properties identified on Schedule
2.11 or any of such properties is not in full operation as a result of fire or other casualty and such non-operation is likely to continue for a period of 10 days (such properties where the consents are not obtained or are non-operational resulting from fire or other casualty, are referred to, collectively as the "Non-Transferred Properties"), then, the Buyer shall have the following options:
(i) if such Non-Transferred Properties, in the aggregate, have a Relative Value (as defined below) in excess of thirty percent (30%) of the Consideration, then Buyer shall have the right to terminate this Agreement or (ii) Buyer shall have the right to reduce the cash portion of the Consideration by an amount equal to the aggregate of the Relative Value of each of the Non-Transferred Properties. Notwithstanding the foregoing, in the event that the 57th Street property listed on Schedule 2.11 (the "New York Property"), is one of the Non-Transferred Properties, then Buyer shall have the right to terminate this Agreement. "Relative Value" means, with respect to a Non-Transferred Property, a dollar amount which shall be calculated as follows: first, multiply the Consideration times a percentage equal to 100% less than the Trademark Percentage (as defined below); then, multiply the resulting dollar amount so obtained by the percentage indicated next to the Non-Transferred Property in question on Schedule 2.11 (each a "Listed Percentage"). With respect to the New York Property, the Listed Percentage shall be deemed to be the percentage indicated with respect to that property on Schedule 2.11. For purposes of this Section 2.11, "Trademark Percentage" means the lesser of (i) the value of the Greenhouse Mark as a percentage of the total value of all of the Spa Assets as agreed to by the Parties pursuant to Section 2.6 and (ii) fifty percent (50%).

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Shareholders, jointly and severally, represents and warrants to Buyer as follows:

        3.1 ORGANIZATIONAL STATUS. GHDS is a corporation and TGH is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and the Trust is a duly organized, validly formed and validly existing trust, and each has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. There is no pending or, to the knowledge of any Shareholder, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of either GHDS, TGH or the Trust.

        3.2 POWER AND AUTHORITY OF THE SHAREHOLDERS; ENFORCEABILITY. Each Shareholder has the legal capacity and power and authority (a) to execute each Transaction Document to which it is a party and (b) to perform its obligations under each such Transaction Document. Such Shareholder has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of its obligations under such Transaction Documents and the consummation of the transactions contemplated by such Transaction Documents. Each such Transaction Document, when executed and delivered by such Shareholder, will constitute, the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as that enforceability may be (x) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (y) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

        3.3 NO CONFLICTS OR LITIGATION. The execution, delivery and performance by each Shareholder of each Transaction Document to which it is a party do not and will not (a) violate or conflict with any Governmental Requirement, (b) conflict with, result in a breach of, or constitute a default under any of its Charter Documents, (c) conflict with, cause to be void or voidable, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by such Shareholder under any agreement or instrument to which such Shareholder is a party or by which any Shareholder is bound, (d) result in the creation of any Lien, upon any of the Capital Stock of Sellers or upon any revenues, income or profits of such Shareholder therefrom or
(e) terminate or give any party thereto the right to terminate any such agreement or instrument. No Litigation is pending or, to the knowledge of such Shareholder, threatened to which such Shareholder is or may become a party which
(x) questions or involves the validity or enforceability of any of the obligations of any Shareholder under any Transaction Document or (y) seeks (or reasonably may be expected to seek) (i) to prevent or delay the consummation by such Shareholder of the transactions contemplated by this Agreement to be consummated by such Shareholder or (ii) damages in connection with any consummation by such Shareholder of the transactions contemplated by this Agreement.

        3.4 CONSENTS. Except as set forth on Schedule 3.4, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with, any Person (including, without limitation, any Governmental Authority and instrumentality or court of competent jurisdiction) by such Shareholder (a) in order to authorize or permit the consummation by such Shareholder of the transactions contemplated by each Transaction Document to which it is a party or (b) under or pursuant to any Governmental Approval held by or issued to such Shareholder (including, without limitation, educational, environmental, health, safety and operating permits and licenses) by reason of any Transaction Document to which it is a party or the consummation of the transactions contemplated hereby and thereby.

        3.5 NO COMMISSIONS. No Shareholder has, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby (a) employed any broker, finder or agent or (b) agreed to pay or incurred any obligation to pay any broker's or finder's fee, any sales commission or any similar form of compensation.

        3.6 CONTROL OF RELATED BUSINESSES. Each Seller Party is not, alone or with one or more other Persons, an Affiliate of any Entity that operates or owns a business or trade (other than the Business) that (a) is engaged in any line of business which is the same as or similar to the Business or (b) is a party to any existing Contract with any Operational Seller.

        3.7 CAPITAL STOCK OF THE SHAREHOLDERS. The Trust is the sole owner of all of the outstanding Capital Stock of GHDS and TGH, Gerald Katzoff is the sole trustee of the Trust and Stuart Katzoff is the sole beneficiary of the Trust.

        3.8 CHARTER DOCUMENTS AND RECORDS; NO VIOLATION. Each Shareholder has caused true, complete and correct copies of its Charter Documents, as applicable, each as in effect on the date hereof, and its minute books and similar corporate or other Entity records to be delivered to Buyer. No breach or violation of any Charter Document of such Shareholder has occurred.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                              OF THE SELLER PARTIES

        As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Seller Parties, jointly and severally, represents and warrants to Buyer as follows:

        4.1 ORGANIZATION. Schedule 4.1 sets forth the Organization State of each of the Sellers. Each of GHDS and Greenhouse (a) is a corporation duly organized, validly existing and in good standing under the laws of its Organization State,
(b) has all requisite corporate power and authority under those laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted and (c) is duly qualified and in good standing as a foreign corporation in all jurisdictions in which it owns or leases property or in which the carrying on of its business as now conducted so requires. Each of Birmingham, 57th Street and Second Street (x) is a limited liability company duly organized, validly existing and in good standing under the laws of its Organization State, (y) has all requisite limited liability company power and authority under those laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted and (z) is duly qualified and in good standing as a foreign limited liability company in all jurisdictions in which it owns or leases property or in which the carrying on of its business as now conducted so requires.

        4.2 QUALIFICATION. Schedule 4.2 lists all the jurisdictions in which each of the Operational Sellers is authorized or qualified to own or lease and to operate its properties or to carry on its business as now conducted, and none of the Operational Sellers owns, leases or operates any properties, or carries on its business, in any jurisdiction not listed in Schedule 4.2.

        4.3 CHARTER DOCUMENTS AND RECORDS; NO VIOLATION. The Sellers have caused true, complete and correct copies of their respective Charter Documents, as applicable, each as in effect on the date hereof, and their respective minute books and similar corporate or other Entity records, to be delivered to Buyer. No breach or violation of any Charter Document of the Sellers has occurred.

        4.4 NO CONFLICTS OR LITIGATION. The execution, delivery and performance by each Seller of each Transaction Document to which it is a party do not and will not (a) violate any Governmental Requirement (b) conflict with, result in a breach of or constitute a default under any of the Charter Documents of the Sellers, (c) conflict with, cause to be void or voidable, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by any of the Sellers under, any agreement or instrument to which any Seller is a party or by which any Seller is bound, (d) result in the creation of any Lien upon any of the assets of any of the Sellers under any such agreement or instrument or (e) terminate or give any party thereto the right to terminate any such agreement or instrument. No Litigation is pending or, to the knowledge of the Seller Parties, threatened to which any of the Sellers are or may become a party which (x) questions or involves the validity or enforceability of any of the obligations of any of the Sellers under any Transaction Document or (y) seeks (or reasonably may be expected to seek) (i) to prevent or delay the consummation by any Seller of the transactions contemplated by any Transaction Document to which it is a party or (ii) damages in connection with any consummation by any Seller of the transactions contemplated by any Transaction Document to which it is a party.

        4.5 CONSENTS. Except as set forth in Schedule 4.5, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with, any Person (including, without limitation, any Governmental Authority) by the Sellers (a) in order to authorize or permit the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or (b) under or pursuant to any Governmental Approval held by or issued to the Sellers (including, without limitation, environmental, health, safety and operating permits and licenses) by reason of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

        4.6 NO COMMISSIONS. None of the Sellers has, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby (a) employed any broker, finder or agent or (b) agreed to pay or incurred any obligation to pay any broker's or finder's fee, any sales commission or any similar form of compensation.

        4.7 AUTHORIZATION AND ENFORCEABILITY.

            (a) The execution, delivery and performance by the Sellers of each Transaction Document to which such Seller is a party, and the effectuation of the transactions contemplated hereby and thereby, are within such Seller's power under its Charter Documents and the Governmental Requirements of its Organization State and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, required under its Charter Documents and the applicable Governmental Requirements of its Organization State.

            (b) This Agreement has been, and each of the other Transaction Documents to which any of the Sellers is a party, when executed and delivered to the other parties thereto, will have been, duly executed and delivered by it and is, or when so executed and delivered will be, its legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, except as that enforceability may be
(i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and
(ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

        4.8 NO DEFAULTS. No condition or state of fact exists, or, with the giving of notice or the lapse of time or both, would exist, which (a) entitles any holder of any outstanding Indebtedness, or any Guaranty not constituting Indebtedness, of the Sellers, or a representative of that holder, to accelerate the maturity, or require a mandatory prepayment, of that Indebtedness or Guaranty, or affords that holder or its representative, or any beneficiary of that Guaranty, the right to require any of the Sellers to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform that Guaranty in whole or in part, (b) entitles any Person to obtain any Lien upon any properties or assets constituting any part of the business of the Sellers (or upon any revenues, income or profits of any of the Sellers therefrom) or (c) constitutes a violation or breach of, or a default by the Sellers under, any Material Agreement of the Sellers.

        4.9 NO SUBSIDIARIES. Except as set forth in Schedule 4.9, none of the Sellers owns, of record or beneficially, directly or indirectly through any Person, nor controls, directly or indirectly through any Person or otherwise, any Capital Stock or any option, warrant or right to acquire Capital Stock of any Entity.

        4.10 CAPITAL STOCK OF THE SELLERS AND THE COMPANY. Other than the rights of Thermolase Corporation, to purchase ten percent (10%) of the shares or other equity interest in the Katzoff Business Spa pursuant to a Warrant dated June 28, 2000 (the "Thermolase Warrant") which is being canceled prior to Closing, as of the Closing no Lien will exist on any outstanding Capital Stock of the Operational Sellers or the Company. The authorized Capital Stock of the Sellers and the Company, and the only shares of such Capital Stock that have ever been issued are the shares or equity interests set forth in Schedule 4.10. Other than as set forth on Schedule 4.10, and certain convertible securities held by one holder which are cancelable unilaterally by the Seller Parties, there are no outstanding (a) securities or instruments convertible into, or exercisable for any of the Capital Stock of the Sellers or the Company or any other Person issued by the Sellers or the Company or to which the Sellers or the Company are parties; (b) options, warrants, subscriptions or other rights to acquire Capital Stock of the Sellers or the Company; or (c) commitments, agreements or understandings of any kind to which any of the Sellers or the Company is a party, including employee benefit arrangements, relating to the issuance or repurchase by the Sellers or the Company of any Capital Stock, any such securities or instruments convertible into or exchangeable for Capital Stock of the Sellers or the Company, or any such options, warrants or rights. All of the issued and outstanding shares of Capital Stock of each of the Sellers and the Company (a) have been duly authorized and validly issued in accordance with the applicable Governmental Requirements of the Organization State and Charter Documents of the Sellers and the Company, as applicable, and (b) are fully paid and nonassessable. None of the Sellers or the Company has issued or sold any of its outstanding Capital Stock in breach or violation of (a) any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any Person or (b) the terms of any options, warrants or rights to acquire its Capital Stock which then were outstanding. Schedule 4.10 sets forth the ownership of all of the Capital Stock of the Sellers and the Company. No Person other than the Shareholders has any right to vote on any matter as to which the holders of Capital Stock of the Sellers have a right to vote.

        4.11 PREDECESSOR STATUS; ETC. Schedule 4.11 lists all the legal and assumed names of all of the Predecessors of the Sellers for the past three years, including the names of any Entities from which the Sellers previously acquired material assets. Except as disclosed in Schedule 4.11, none of the Sellers has been a Subsidiary or division of another corporation or a part of an acquisition that later was rescinded.

        4.12 RELATED PARTY AGREEMENTS. Schedule 4.12 sets forth all Related Party Agreements in effect on the date hereof.

        4.13 LITIGATION, ETC. Other than as set forth on Schedule 4.13, no Litigation or complaints to any Governmental Authority or to the Better Business Bureau or similar entity are pending or, to the knowledge of the Seller Parties, threatened to which (a) any of the Sellers or the Company is a party or (b) relates to the Sellers or the Company and to which any of the Sellers or the Company is or may become a party. None of the Litigation set forth on Schedule
4.13 could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Business of the Purchased Assets. No Seller Party (or employees with responsibility for litigation matters) has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any Seller Party. Schedule 4.13 also sets forth a general description of all matters as to which the Sellers or the Company have retained outside counsel, independent auditors, accountants, or tax advisors since January 1, 1998 relating to the Business or the Purchased Assets.

        4.14 DISCLOSURE. The Sellers have provided Buyer with copies of all documents in the possession or control of the Sellers or the Company that are Material to the business operations or financial condition of the Sellers or the Company, as the case may be. All information that has been made available to Buyer by or on behalf of the Sellers or the Company prior to the date of this Agreement, including the Schedules attached hereto, in connection with the transactions contemplated hereby is, taken together, true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to provide Buyer with Information that is complete in all material respects as to the business, assets, prospects, financial condition and results of operations of the Sellers or the Company.

        4.15 COMPLIANCE WITH LAWS.

            (a) Each of the Sellers and the Company: (i) possesses, or, if required by the applicable Environmental Laws (including those relating to the maintenance, repair or servicing of appliances, equipment or other products containing chlorofluorocarbons or hydrochlorofluorocarbons) and Professional Codes, one or more of its employees as required by those Environmental Laws and Professional Codes possesses, all necessary Governmental Approvals required for the operation of the Business as presently conducted and (ii) are in compliance in all material respects with the terms and conditions of all Governmental Approvals necessary for the ownership or lease and the operation of such Seller's or the Company's properties (including all the facilities and sites it owns or holds under any lease) and the operation of the business as presently conducted.
Schedule 4.15 attaches all the Governmental Approvals so possessed. All the Governmental Approvals so listed are valid and in full force and effect and, none of the Sellers has received, nor to the knowledge of the Seller Parties, has any employee of the Sellers received, any notice from any Governmental Authority of its intention to, nor is there any basis for a Government Authority to cancel, terminate, suspend or not renew any of those Governmental Approvals. None of the Governmental Approvals will be canceled, terminated, suspended or not renewed as a result of the execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

            (b) Each of the Sellers, the Company and the Predecessors has been and continues to be in compliance in all material respects with all Governmental Requirements applicable to it or any of its presently or previously owned or operated properties (including all the facilities and sites now or previously owned or held by it under any lease), businesses or operations, including all applicable Governmental Requirements under ERISA, Environmental Laws and Professional Codes. None of the Sellers, the Company nor any of the Predecessors has received, nor has any employee of the Sellers or the Company received, any notice from any Governmental Authority which asserts, or raises the possibility of assertion of, any noncompliance with any of those Governmental Requirements and no condition or state of facts exists which would provide a valid basis for any such assertion of non-compliance.

        4.16 ENVIRONMENTAL MATTERS.

            (a) The Sellers (as defined in clause (g) below) are and have at all times been in full compliance with all Environmental Laws (as defined in clause
(g) below) governing the Business and the Purchased Assets, including, without limitation: (i) all requirements relating to the Discharge (as defined in clause
(g) below) and Handling (as defined in clause (g) below) of Hazardous Substances (as defined in clause (g) below); (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Licenses (as defined in clause (g) below) for the ownership of the Purchased Assets and the operation of the Business as presently conducted, including Licenses (as defined in clause (g) below) relating to the Handling and Discharge of Hazardous Substances; and (iv) all applicable writs, orders, judgements, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

            (b) There are no (and, to the knowledge of the Sellers, there is no basis for any) non-compliance orders, warning letters, notices of violation, claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings pending or, to the knowledge of the Sellers, threatened against or involving the Business or the Purchased Assets, issued by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to the Sellers thereunder in connection with, related to or arising out of the ownership by the Sellers of the Purchased Assets or the operations of the Business, which have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would impose any continuing obligation on the Buyer.

            (c) In connection with the Business, none of the Sellers has Handled or Discharged, nor has it directed or arranged for any third party to Handle or Discharge, Hazardous Substances to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances; (ii) any real property currently or previously owned or operated by the Sellers; or (iii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or its state equivalent, or (y) the United States Environmental Protection Agency or the relevant state agency or other Governmental Authority has notified the Sellers that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a Discharge, or threatened Discharge, of any Hazardous Substance on, into or beneath the surface of, or adjacent to, any real property currently or previously owned or operated by the Sellers in an amount requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws.

            (d) Schedule 4.16(d) identifies the operations and activities, and locations thereof, which have been conducted or are being conducted on any real property currently or previously owned or operated by the Sellers which have involved the Handling or Discharge of Hazardous Substances.

            (e) The Sellers do not use, nor have the Sellers used, any Aboveground Storage Tanks (as defined in clause (g) below) or Underground Storage Tanks (as defined in clause (g) below), and there are not now nor have there ever been any Underground Storage Tanks beneath any real property currently or previously owned or operated by the Sellers that are required to be registered under applicable Environmental Laws.

            (f) Schedule 4.16(f) identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Sellers or its agents or, to the knowledge of the Sellers, undertaken by any Governmental Authority, or any third party, relating to or affecting the Business or any real property currently or previously owned or operated by the Sellers in connection with the Business; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Sellers or its agents or, to the knowledge of the Sellers, undertaken by any Governmental Authority or any third party, relating to or affecting the Business or any real property currently or previously owned or operated by the Sellers in connection with the Business which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws; (iii) material written communications between the Sellers and any Governmental Authority arising under or related to Environmental Laws; and (iv) outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting either the Business or any real property currently or previously owned or operated by the Sellers in connection with the Business.

            (g) For purposes of this Section 4.16, the following terms shall have the meanings ascribed to them below:

            "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.

            "Sellers" mean any or all of the Seller Parties, the Company and any of either of their Affiliates.

            "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, ground water, surface water, soil or air.

            "Environmental Laws" means all currently existing federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Sellers conduct the Business, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C.ss.9601, et seq. (collectively "CERCLA"); the Solid Waste Disposal Act, as heretofore amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.ss.6901 et seq. (collectively "RCRA"); the Hazardous Materials Transportation Act, as heretofore amended, 49 U.S.C.ss.1801, et seq.; the Clean Water Act, as heretofore amended, 33 U.S.C.ss.1311, et seq.; the Clean Air Act, as heretofore amended (42 U.S.C.ss.7401-7642); the Toxic Substances Control Act, as heretofore amended, 15 U.S.C.ss.2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as heretofore amended, 7 U.S.C.ss.136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as heretofore amended, 42 U.S.C.ss.11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as heretofore amended, 29 U.S.C.ss.651, et seq. ("OSHA").

            "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms are further defined in any Environmental Law, of any Hazardous Substances.

            "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, including without limitation, chemicals, compounds, by-products, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are regulated, listed or controlled by, under or pursuant to any Environmental Laws.

            "Licenses" means all licenses, certificates, permits, approvals and registrations.

            "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as heretofore amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Underground Storage Tanks.

        4.17 LIABILITIES AND OBLIGATIONS. Except as set forth in Schedule 4.17, none of the Operational Sellers or the Company has liabilities or obligations whether accrued, absolute, fixed, contingent or otherwise, except (a) to the extent reflected or taken into account in the Current Balance Sheet of such Operational Seller or the Company, as the case may be, or that will not be paid or discharged as of the Closing Date and (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of such Operational Seller's Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any Litigation). Schedule 4.17 also lists and describes, for each of the Operational Sellers and the Company each of its outstanding secured and unsecured Guaranties not constituting its Indebtedness and, for each of those Guaranties, whether any Shareholders or Affiliate of any Shareholder is a Person whose obligation is covered by such Guaranty and, if such Guaranty is secured by any property or asset of the Sellers or the Company, the nature of that security. No default has occurred or is continuing (as such term is defined in such relevant liability or obligation) under the liabilities and obligations of the Operational Sellers listed on Schedule 4.17. The Greenhouse has not defaulted and no event of default is continuing (as such term is defined in such relevant liability or obligation) under any of its existing liabilities or obligations.

        4.18 RECEIVABLES. All of the Receivables (as hereinafter defined) of each Operational Seller and the Company are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of such Operational Seller and or the Company, as the case may be. All of the Receivables of each Operational Seller and the Company are good and collectible receivables, and will be collected in full in accordance with the terms of such Receivables (and in any event within six (6) months following the Closing), without setoff or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet of such Operational Seller. For purposes of this Agreement, the term "Receivables" means all notes and receivables of each Operational Seller and the Company, including all trade account receivables arising from the provision of services, sale of inventory, notes receivable, and insurance proceeds receivable. The detailed agings of the Receivables as of the date of the Current Balance Sheets are as set forth on
Schedule 4.18. Neither the Company nor any Operational Seller has, or will accelerate or decelerate collection of Receivables (or payment of any Receivable) at any time prior to Closing.

        4.19 REAL PROPERTIES.

             (a) None of the Operational Sellers or the Company owns any parcels of real property. Schedule 4.19(a) sets forth a list of all leases, licenses or similar agreements for the use or occupancy of real property to which any of the Operational Sellers is a party ("Real Property Leases"), copies of which have previously been furnished to Buyer, in each case setting forth: (a) the lessor and lessee thereof and the date and term of each of such leases, (b) the legal description, if known, including street address, of each property covered thereby (the "Leased Premises"), and (c) a brief description (including size and function) of the principal improvements and buildings thereon.

             (b) With respect to each Real Property Lease, (i) each is in full force and effect and, to the knowledge of the Seller Parties, is valid and binding on the lessor party thereto, (ii) no Person other than the Operational Sellers are in possession of any portion of the Leased Premises, (iii) each lessor is a Person who is not an Affiliate of any Selling Party and (iv) no event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by any of the Operational Sellers under any of such leases and there is no breach or anticipated breach by any other party to such leases.

             (c) Seller Parties reasonably believe that they will be able to assign the Real Property Leases in a manner that will not result in the termination of any Real Property Leases and will not result in any modification in any of the terms of any Real Property Lease including the following: (i) modification in the term of any Real Property Lease, (ii) an increase in any amounts due under Real Property Lease, (iii) the elimination or modification of any applicable renewal option or (iv) any modification in any requirements relating to any applicable security deposit (it being understood that Steiner will be willing to provide parent guarantees and Buyer will replace any and all security deposits or letters of credit each of which shall not exceed the current amount of said security deposits or letters of credit at such property).

             (d) The fixed assets of each of the Operational Sellers and the Company utilized in the Business are located on the Leased Premises and are maintained in accordance with reasonable commercial operating practices and are adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

             (e) There are no (i) pending or, to the knowledge of the Seller Parties, threatened condemnation proceedings relating to the Leased Premises;
(ii) pending or, to the knowledge of the Seller Parties, threatened litigation or administrative actions relating to the Leased Premises; or (ii) other matters materially adversely affecting the current use or occupancy of the Leased Premises.

             (f) All facilities located on the Leased Premises and utilized by Operational Sellers and the Company (i) have received all approvals of Governmental Authorities (including licenses and permits) (A) required to be obtained by the Sellers or the Company, as the case may be or (B) to the knowledge of the Seller Parties, otherwise required to be obtained in connection with the operation thereof and (ii) have been operated and maintained in accordance with applicable laws, rules and regulations.

             (g) All facilities located on the Leased Premises and utilized by Operational Sellers are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are (i) to the knowledge of the Seller Parties, adequate in accordance with all applicable laws, ordinances, rules and regulations and (ii) adequate for the operation of the Business as conducted by the Operational Sellers and the Company.

             (h) There are no service or management contracts, equipment, labor or material contracts, maintenance or repair contracts or other agreements (other than the Real Property Leases) that are in force and effect and that affect the Real Property or the operation, repair or maintenance which are not cancelable within 30 days notice by either party. Such service contracts are in full force and effect in accordance with their respective terms and no breach of any of the service contracts has occurred which would give any party thereto the right to terminate such service contract or impose on the Purchased Assets, Buyer, the Operational Sellers or the Company any penalty. The Seller Parties reasonably believe that assignment of the service contracts will not result in the termination of any service contracts and pursuant to this Agreement will not result in any modification in any terms of any service contract including the following (i) modification in the term of any service contract or any underlying lease, (ii) an increase in any amounts due under any service contract or any underlying lease, (iii) the elimination or modification of any applicable renewal option or (iv) any modification in any requirements relating to any applicable security deposit.

             (i) No action has been taken, or inaction occurred, and none of the Operational Sellers or the Company has received notice from any insurance carrier of any defects or inadequacies in the Real Property or any portion thereof which would adversely affect the insurability of the Leased Premises or the cost of insurance covering any portion of the Leased Premises.

        4.20 OTHER TANGIBLE ASSETS.

             (a) Schedule 4.20(a) discloses all leases, including capital leases, under which the Operational Sellers are leasing their respective properties, plant and equipment and other tangible assets other than the Leased Premises. Copies of each of such leases have been provided to Buyer and (i) each of those leases is valid and binding on the lessor party thereto and (ii) no Person other than the Operational Sellers has any rights of a lessee thereunder.

             (b) All the Purchased Assets are in good working order and good condition, ordinary wear and tear excepted, and adequate for the purposes for which they presently are being used or held for use.

             (c) As of the Closing, Buyer will have good, valid and marketable title to all of the Purchased Assets with full power to sell, transfer and assign the same free and clear of any Lien (other than the Purchased Assets subject to Capital Leases). There are no properties or assets, tangible or intangible, owned by any Person other than the Sellers which are used in connection with the Business operated by the Sellers.

        4.21 PROPRIETARY RIGHTS. Each of the Sellers owns free and clear of all Liens, or has the legal right to use, all Proprietary Rights that are necessary to the conduct of the Business as now conducted, in each case free of any claims or infringements. Schedule 4.21 lists these Proprietary Rights and (b) indicates those owned by the Sellers and, for those not listed as so owned, the agreement or other arrangement pursuant to which they are possessed. Except as set forth in Schedule 4.21, (a) no consent of any Person will be required for the use of any of these Proprietary Rights by Buyer or any Affiliate of Buyer following the Closing and (b) no governmental registration of any of the Proprietary Rights has lapsed or expired or been canceled, abandoned, opposed or the subject of any reexamination request, and none of the Seller Parties are aware of any proposals or threatened action with respect to the foregoing. Greenhouse own(s) the Greenhouse Mark free and clear of all Liens (other than the lien by Frost National Bank which will be released at Closing), and from and after Closing Buyer will own the Greenhouse Mark free and clear of all Liens (other than the License Agreement referred to in Section 7.11) and have the right to use the Greenhouse Mark throughout the United States subject only to the Greenhouse License Agreement referred to in Section 7.11. No one other than Greenhouse, including any other Seller and any of their respective Affiliates, has any rights, title to or interest in the Greenhouse Mark.

        4.22 RELATIONS WITH GOVERNMENTS, ETC. None of the Sellers, the Company nor any of the Predecessors has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office which would cause such Seller or the Company to be in violation of any Governmental Requirement.

        4.23 COMMITMENTS. Schedule 4.23 sets forth a complete list of each of the following to which any of the Sellers or the Company is a party and by which the Purchased Assets and Business are bound and which presently remains executory in whole or in any part:

             (a) each partnership, joint venture or cost-sharing agreement;

             (b) each guaranty or suretyship, indemnification or contribution agreement or performance bond;

             (c) each instrument, agreement or other obligation evidencing or relating to Indebtedness of any of the Sellers or to money lent or to be lent to another Person;

             (d) each agreement to purchase or sell real or personal property;

             (e) each agreement for the acquisition or provision of services, supplies, equipment, Inventories, fixtures or other property involving more than $5,000 in the aggregate;

             (f) each agreement containing any noncompetition agreement or covenant;

             (g) forms of all agreements entered into in the ordinary course of business of the Sellers or the Company and with respect to each such form of agreement, the names of the parties thereto, the dates thereof and any variance from the terms of the form in question; and

             (h) each other agreement or commitment not made in the ordinary course of business.

True, correct and complete copies of all written documents with respect to the agreements and other commitments described above, and true, correct and complete written descriptions of all oral agreements and other commitments described above, have heretofore been delivered or made available to Buyer. There are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults or events of default under any of the agreements and other commitments described above by any of the Operational Sellers or the Company or, to the knowledge of the Seller Parties, any other party thereto. No penalties have been incurred, nor are amendments pending, with respect to the agreements and other commitments described above. The agreements and commitments listed above are in full force and effect and are valid and enforceable obligations of the Operational Sellers, and, to the knowledge of the Seller Parties, the other parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the knowledge of the Seller Parties, may be made by any party thereto (other than by the Sellers), nor has any of the Operational Sellers or the Company, as the case may be, waived any rights thereunder. No Seller Party is subject to any non-competition agreements or other restrictions prohibiting the operation of the Business in any way other than as set forth in lease between the UCF Hotel Venture and GHDS, dated September 12, 2000. All payments due under that certain SoftLight License Agreement between Thermolase Corporation and GHDS, dated June 1999, have been paid and no default or event of default exists under said license agreement.

        4.24 INVENTORIES. With respect to each of Operational Sellers: all Inventories consist of a quality and quantity usable and saleable in the ordinary course of business except for (a) obsolete items, (b) items of below-standard quality or (c) items for which it has, or in accordance with GAAP should have, established a reserve on its Current Balance Sheet for obsolescence or unmerchantability (clauses (a) through (c) collectively, the "Impaired Inventory") all of which items of Impaired Inventory, as of the Current Balance Sheet Date, have been written off, written down or adequately reserved against to their net realizable value on its Current Balance Sheet. Each of the Operational Sellers has, and will through the Closing Date continue to have, adequate quantities and types of Inventories to enable it to conduct its businesses consistent with past practices and anticipated operations. None of the Operational Sellers depends on any single vendor for any of its Inventories.

        4.25 INSURANCE. Schedule 4.25 sets forth a list of all insurance policies carried by the Sellers (the "Insurance Policies"). The Insurance Policies provide coverage for the matters covered thereby in amounts and on terms that are adequate for the Business as currently conducted by the Sellers. Except as set forth in Schedule 4.25, there have been no claims by the Sellers under any insurance policies for the most recently ended three policy years. The Operational Sellers and the Company have provided Buyer with: (a) a complete list of all worker's compensation claims with respect to the Operational Sellers and the Company for the most recently ended three policy years; and (b) true, complete and correct copies of all Insurance Policies, all of which (i) have been issued by insurers of recognized responsibility and (ii) currently are, and will remain without interruption through the Closing Date, in full force and effect. No insurance carried by the Operational Sellers and the Company has been canceled by the insurer, and none of the Operational Sellers or the Company has been denied insurance coverage during the past three
(3) years. During the past three (3) years none of the Seller Parties has received any notice or other communication from any issuer of any Insurance Policy of any cancellation or termination thereof or any material increase in any deductibles, retained amounts or the premiums payable thereunder, and, to the knowledge of the Seller Parties, no such cancellation, termination or increase in deductibles, retainages or premiums is threatened.

        4.26 EMPLOYEE MATTERS.

             (a) Employees; Compensation. Schedule 4.26(a) sets forth a complete list of the names, titles, location of employment and rates of annual cash compensation, at the Current Balance Sheet Date and at the date hereof (and the portions thereof attributable to salary or the equivalent, fixed bonuses, discretionary bonuses and other cash compensation, respectively), of all employees, nonemployee officers, nonemployee directors and consultants and independent contractors of each of the Operational Sellers and the Company.

             (b) Employment Agreements. Neither the Operational Sellers nor the Company has any Employment Agreements that are remaining executory in whole or in part. None of the Operational Sellers or the Company is a party to any oral Employment Agreement other than oral promises with respect to the compensation reflected in Schedule 4.26(a).

             (c) List of Employee Benefit Plans. Schedule 4.26(c) contains a true and complete list of each Employee Benefit Plan. Neither any Seller or the Company has any liability with respect to any Employee Benefit Plan other than the Employee Benefit Plans set forth on Schedule 4.26(c).

             (d) Multiemployer Plans. None of the Sellers or any ERISA Affiliates of the Sellers participate currently, and have never participated in, and are not required currently and have never been required to contribute to or otherwise participate in any Multiemployer Plan

             (e) Pension Plans. Schedule 4.26(e) sets forth each Employee Benefit Plan that is or at any time was a Pension Plan. Except as set forth in
Schedule 4.26(e), none of the Sellers, the Company or ERISA Affiliates of the Sellers or the Company participate currently and have never participated in and are not required currently and have never been required to contribute to or otherwise participate in any plan, program or arrangement subject to Title IV of ERISA. There are no unfunded benefit liabilities within the meaning of Section 4001(a)(16) of ERISA with respect to any Pension Plan of the Sellers or the Company, as determined under reasonable actuarial assumptions. No Pension Plan of the Sellers or the Company subject to the requirements of Section 412 of the Code or Section 302 of ERISA has incurred an "accumulated funding deficiency" (as defined in such applicable section and any regulations thereunder), whether or not waived. No liability to the Pension Benefit Guaranty Corporation, other than payment of required premiums (all of which have been paid), have been incurred by the Sellers, the Company or ERISA Affiliates with respect to any Pension Plan of the Sellers or the Company. The Sellers, the Company and ERISA Affiliates have not taken any action to terminate any Pension Plan of the Sellers or the Company or any action that would have resulted in a partial termination of any Pension Plan. No "reportable event" (as defined in ERISA and the regulations thereunder, but excluding any event for which the thirty day notice requirement has been waived) has occurred or is continuing to occur with respect to any Pension Plan.

             (f) Employee Benefit Plans. With respect to each Employee Benefit
Plan: (i) each has been administered in compliance with its terms and with all applicable laws including, without limitation, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending or threatened against any such plan, the trustee or fiduciary of any such plan, the Sellers, the Company or any assets of any such plan; (iii) no audits, proceedings, claims or demands are pending with any Governmental Authority including, without limitation, the IRS and the Department of Labor; (iv) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any such plan participant have been duly or timely filed or distributed; (v) no "prohibited transaction", within the meaning of ERISA or the Code, or breach of any duty imposed on "fiduciaries" pursuant to ERISA has occurred; (vi) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the respective Current Balance Sheet of the Operational Sellers or the Company and will be properly accrued on the books and records of the Operational Sellers or the Company as of the Closing; (vii) no such plan has any unfunded liabilities which are not reflected on the respective Current Balance Sheets of the Operational Sellers or the Company; (viii) none of the Sellers, the Company or any ERISA Affiliates of the Sellers or the Company are subject to (or expected to be subject to) an excise tax under Code Section 497; (ix) none of the Sellers, the Company or any ERISA Affiliates of the Sellers or the Company have engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (x) with respect to Welfare Plans qualifying as "group health plans" under Section 4980B of the Code or Sections 607(l) or 609 of ERISA and related regulations, the Sellers, the Company, all Predecessors and the Shareholders have complied (and at the Closing Date will have complied) in all material respects with all reporting, disclosure, notice, election and other benefit continuation and coverage requirements imposed thereunder as and when applicable to those plans, and none of the Sellers nor the Company has incurred (or will incur) any direct or indirect liability or is (or will be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Sellers, the Company or any Shareholder, at any time prior to the Closing Date, to comply with any such federal or state benefit continuation or coverage requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the Sellers, the Company, any Shareholder, Buyer or any Affiliate of Buyer with respect to any of those group health plans; (xi) the Sellers, the Company and the Shareholders have complied (and at the Closing Date will have complied) in all material respects with the Health Insurance Portability and Accountability Act of 1996; and (xii) no Welfare Plan is a multi-employer welfare arrangement as defined in Section 3(40) of ERISA.

             (g) Copies of Plans. True and accurate copies of each Employee Benefit Plan together with all current trust agreements, the most recent annual reports on Form 5500, the most recent financial statements, the most recent actuarial reports, all IRS favorable determination letters, all current summary plan descriptions and summaries of material modifications for such plans have been furnished to the Buyer. In the case of any unwritten Employee Benefit Plan, a written description of such plan has been furnished to the Buyer. All amendments required to bring any Employee Benefit Plan into conformity with any applicable provisions of ERISA and the Code have been duly adopted.

             (h) Code Status. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a), (i) the IRS has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the IRS to be exempt from federal income tax under Code Section 501(a); (ii) nothing has occurred or will occur through the Closing which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; (iv) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3); and (v) the present value of all liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

             (i) No Claims. The Buyer will not suffer any loss, cost or liability as a result of any claim that the Sellers, the Company or ERISA Affiliates of the Sellers or the Company have not complied with their respective obligations with respect to the Employee Benefit Plans.

             (j) No Leased Employees. There are no leased employees or independent contractors within the meaning of Section 414(n) of the Code who perform services for the Operational Sellers or the Company.

             (k) Excise Taxes; Damages and Penalties. No act, omission or transaction has occurred which would result in the imposition on the Sellers or the Company of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsection (c), (i) or (1) of Section 502 of ERISA or (iii) any excise tax under applicable provisions of the Code with respect to any Employee Benefit Plan.

             (l) Employee Policies and Procedures. The Sellers have provided Buyer with copies of all written Employee Policies and Procedures and a written description of all material unwritten Employee Policies and Procedures.

             (m) Unwritten Amendments. No unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any of the Employment Agreements, Other Compensation Plans or Employee Policies and Procedures.

             (n) Labor Compliance. Each of the Sellers, the Company and the Predecessors have been, and each of the Sellers and the Company is in compliance in all material respects with all applicable Governmental Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, and none of the Sellers or the Company is liable for any arrears of wages or penalties for failure to comply with any of the foregoing. None of the Sellers or the Company and none of the Predecessors thereof has engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age, disability or handicap in its employment conditions or practices. There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age, disability or handicap discrimination charges or complaints pending or, to the knowledge of the Seller Parties, threatened against the Sellers or the Company before any Governmental Authority (nor, to the knowledge of the Seller Parties, does any valid basis therefor exist) or
(ii) existing or, to the knowledge the Seller Parties, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting any of the Sellers or the Company (nor, to the knowledge of the Seller Parties, does any valid basis therefor exist) including any claim or threatened claim against the Sellers or the Company by any employee of the Sellers or the Company, as the case may be.

             (o) Unions. None of the Sellers, the Company nor any Predecessor, nor any ERISA Affiliate of any thereof has ever been a party to any agreement with any union, labor organization or collective bargaining unit, (ii) no employees of the Sellers or the Company are represented by any union, labor organization or collective bargaining unit and (iii) to the knowledge of the Seller Parties, none of the employees of the Sellers or the Company has threatened to organize or join a union, labor organization or collective bargaining unit.

             (p) Change of Control Benefits. None of the Sellers or the Company is a party to any agreement, or has established any policy, practice or program, requiring it to make a payment or provide any other form of compensation or benefit or vesting rights to any person performing services for the Sellers or the Company which would not be payable or provided in the absence of this Agreement or the consummation of the transactions contemplated by this Agreement, including any payment under Section 280G of the Code.

             (q) Retirees. None of the Sellers or the Company has any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable parallel provisions of ERISA.

             (r) Welfare Trusts. Any trust funding an ERISA Employee Benefit Plan of the Sellers or the Company, which is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of that section and has received a favorable determination letter from the IRS regarding that exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect that exempt status.

        4.27 TAXES.

             (a) All Returns required to be filed with respect to any Tax for which the Sellers or the Company are liable have been duly and timely filed with the appropriate Taxing Authority, each Tax shown to be payable on each such Return has been paid, and each Tax payable by the Sellers or the Company has been timely paid and with respect to all Taxes for which any of the Operational Sellers is liable, but the payment of which is not yet due, such Taxes shall be accrued for in the determination of Working Capital of the Operational Sellers or the Company as contemplated by Section 2.4. The Returns reflect accurately in all respects the Tax liabilities of the Sellers and the Company required to be reflected therein.

             (b) No Liens for Taxes exist upon the Purchased Assets except Liens for Taxes which are not yet due.

             (c) None of the Sellers nor the Company is, or ever has been, subject to Tax in any jurisdiction outside of the United States.

             (d) No audit or Litigation with respect to any Tax for which the Sellers or the Company are asserted to be liable is pending or, to the knowledge of the Seller Parties, threatened and no basis which the Sellers or the Company or any Seller believes to be valid exists on which any claim for any such Tax can be asserted against the Sellers or the Company.

             (e) There are no requests for rulings or determinations in respect of any Taxes pending between the Sellers or the Company and any Taxing Authority.

             (f) No extension of any period during which any Tax may be assessed or collected and for which the Sellers or the Company is or may be liable has been granted to any Taxing Authority.

             (g) All amounts required to be withheld by the Sellers or the Company and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper Taxing Authority. The Sellers and the Company have made all deposits required by law to be made with respect to employees' withholding and other employment Taxes.

             (h) No Tax (including any sales or use tax, property tax, non-recurring intangible tax, documentary stamp tax or other excise tax) relating in any way to the Seller Parties or the Company, the actions or inactions of the Seller Parties or the Company or the conduct of any business by any the Seller Parties or the Company, including the conduct of business with the Purchased Assets prior to the Closing Date, will be payable by Buyer by virtue of the transactions contemplated by this Agreement.

             (i) The Company is treated as a partnership for federal tax purposes and has never been classified as a corporation or association taxed as a corporation for such purposes.

             (j) True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Sellers and the Company for the past three (3) years have been furnished or made available to Buyer.

        4.28 ABSENCE OF CHANGES. Since the Current Balance Sheet Date, except as set forth in Schedule 4.28, none of the following has occurred with respect to any of the Sellers or the Company:

             (a) any circumstance, condition, event or state of facts (either singly or in the aggregate), which has caused, is causing or will cause a Material Adverse Effect;

             (b) any Restricted Payment;

             (c) any increase in, or any commitment or promise to increase, the rates of cash compensation to any employee of, or consultant to, the Sellers or the Company as of the date hereof, or the amounts or other benefits paid or payable under any Employee Pension Benefit Plan or Other Compensation Plan, except for ordinary and customary bonuses and salary increases for employees (other than the Seller Parties or their family members) at the times and in the amounts consistent with its past practice;

             (d) any distribution, sale or transfer of, or any commitment to distribute, sell or transfer, any of its assets or properties of any kind which singly is, or in the aggregate are, Material to the business of the Sellers, other than distributions, sales or transfers in the ordinary course of its business and consistent with its past practices (but excluding therefrom any distributions, sales or transfers to the Seller Parties, their family members or Affiliates;

             (e) [intentionally omitted];

             (f) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any Person to the transfer and assignment of any such assets, property or rights;

             (g) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of its business and consistent with its past practices;

             (h) any waiver of any of its rights or claims that singly is or in the aggregate with waivers of other rights or claims are Material to any of the Sellers;

             (i) any transaction or series of related transactions by it outside of the ordinary course of its business or not consistent with its past practices;

             (j) any incurrence by it of any Indebtedness or any Guaranty not constituting its Indebtedness, or any commitment to incur any Indebtedness or any such Guaranty;

             (k) any investment in the Capital Stock, options, warrants, rights to acquire the Capital Stock or the Indebtedness of any Person other than short-term certificates of deposit of a commercial bank or trust company;

             (l) any (i) capital expenditure or series of related capital expenditures totaling, together with other capital expenditures or series of related capital expenditures of the Sellers in excess of $30,000; or commitments by the Sellers to make capital expenditures totaling in excess of $30,000 (unless approved by Buyer in advance);

             (m) any cancellation or termination of a Material Agreement;

             (n) any change made in the Company's Charter Documents;

             (o) any making or any pledging to make any charitable or other capital contribution; or

             (p) any (i) change in, assumptions underlying or method of calculating, any bad debt, contingency tax or other reserves, (ii) change in accounting practices, methods or assumptions (including changes in estimates or valuation methods) or (iii) writing down the value of any of assets.

             (q) committing to do any of the foregoing.

        4.29 BANK RELATIONSHIPS; POWERS OF ATTORNEY. Schedule 4.29 sets forth:

             (a) the name of each financial institution with which the Operational Sellers have borrowing or investment arrangements, deposit or checking accounts or safety deposit boxes;

             (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto; and

             (c) the name of each Person holding a general or special power of attorney from the Sellers and a description of the terms of each such power.

        4.30 ACCREDITATIONS. Schedule 4.30 sets forth a list and brief description of each accreditation from any Governmental Authority, association or society or other organization (an "Accreditation Authority") held by the Operational Sellers and the Company (an "Accreditation"). No cancellation, termination, expiration, suspension or other adverse action with respect to any Accreditation is pending or, to the knowledge of the Seller Parties, threatened.

        4.31 YEAR 2000 PROBLEMS; SPA SOFT SOFTWARE. There are no Year 2000 Problems with respect to the internal systems of the Operational Sellers, including the Spa Soft Software. For purposes of this Section, "Year 2000 Problems" means, with respect to the Operational Sellers, limitations on the capacity or readiness of any of their respective Year 2000 Date-Sensitive Systems/Components (as defined below) to accurately accept, create, manipulate, short, sequence, calculate, compare or output calendar date information with respect to calendar year 1999 or any subsequent calendar year beginning on or after January 1, 2000 (including leap year computations), including, without limitation, exchanges of information among Year 2000 Date-Sensitive Systems/Components of the Sellers and between the Sellers and Buyer and exchanges of information among them and Year 2000 Date-Sensitive Systems/Components of third parties and functionality of peripheral interfaces, firmware and embedded microchips. For purposes of this Section,"Year 2000 Date-Sensitive System/Component" shall mean, as to any Person, any system software, network software, applications software, data base, computer file, embedded microchip, firmware or hardware that accepts, creates, manipulates, sorts, sequences, calculates, compares or outputs calendar-related data. Such systems and components shall include, without limitation, mainframe computers, file server/client systems, computer workstations, routers, hubs, other network-related hardware, and other computer-related software, firmware or hardware and information processing and delivery systems of any kind and telecommunications systems and other communications processors, security systems, alarms, elevators and HVAC systems. All of the spas and retail locations operated by the Operational Sellers and the Company utilize Spa Soft software. Buyer and the Company will have the right to use the Spa Soft software from and after the Closing Date.

        4.32 LIENS. Set forth in Schedule 4.32 is a description of all Liens to which any of the Purchased Assets is subject all of which, other than Purchased Assets subject to the Capital Leases, will be removed before or at the Closing.

        4.33 FINANCIAL STATEMENTS. The Operational Sellers and the Company have delivered to the Buyer true, correct and complete copies of their respective financial statements, including the notes thereto, for the twelve (12) month period ended December 31, 2000 audited by PriceWaterhouseCoopers, and for the three (3) month period ended March 31, 2001 internally prepared by the Operational Sellers (collectively, with the Current Balance Sheet (as defined below) the "Financial Statements"), copies of which are attached as Schedule
4.33. The balance sheet of each of the Operational Sellers and the Company dated as of March 31, 2001 (the "Current Balance Sheet Date"), included in the Financial Statements is referred to herein as the "Current Balance Sheet." The Financial Statements of each Operational Seller and the Company fairly present the financial position of such Operational Seller at the balance sheet date and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except, in the case of interim financial statements, for normal year-end audit adjustments and the absence of footnotes. The books and records of each Operational Seller and the Company fully and fairly reflect all transactions, properties, assets and liabilities of such Operational Seller and the Company. There are no extraordinary or material non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

        4.34 INVESTMENT INTENT; SECURITIES DOCUMENTS. Each of the Seller Parties is acquiring the Steiner Securities hereunder for his, her or its own account for investment and not with a view to, or for the sale in connection with, any distribution of any of the Steiner Securities, except in compliance with applicable state and federal securities laws. Each of the Seller Parties has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the risks of an investment in Steiner Common Stock, has had the opportunity to discuss the transactions contemplated hereby with Steiner and has had the opportunity to obtain such information pertaining to Steiner and its Affiliates as has been requested, including but not limited to filings made by Steiner with the SEC under the Exchange Act. Each of the Seller Parties hereby represents that he, she or it can bear the economic risk of losing his, her or its investment in Steiner

Common Stock and has adequate means for providing for current financial needs and contingencies. Each of the Seller Parties acknowledges receiving the Steiner SEC Reports prior to the Closing Date, in accordance with the requirements of the Securities Act.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        As a material inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller Parties as follows:

        5.1 ORGANIZATION; POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its Organization State and has all requisite corporate power and authority under those laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted.

        5.2 AUTHORIZATION AND ENFORCEABILITY.

             (a) The execution, delivery and performance by Buyer of each Transaction Document to which it is a party, and the effectuation of the transactions contemplated hereby and thereby, are within its corporate or other power under its Charter Documents and the applicable Governmental Requirements of its Organization State and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, required under its Charter Documents and the applicable Governmental Requirements of its Organization State.

             (b) This Agreement has been, and each of the other Transaction Documents to which Buyer is a party, when executed and delivered to the other parties thereto, will have been, duly executed and delivered by it and is, or when so executed and delivered will be, its legal, valid and binding obligation, enforceable against Buyer in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

        5.3 NO CONFLICTS OR LITIGATION. The execution, delivery and performance in accordance with their respective terms by Buyer of each Transaction Document to which it is a party do not and will not (a) violate any Governmental Requirement or (b) conflict with, result in a breach of or constitute a default under any of the Charter Documents of Buyer. No Litigation is pending or, to the knowledge of Buyer, threatened to which Buyer is or may become a party which (a) questions or involves the validity or enforceability of any of the obligations of Buyer under any Transaction Document or (b) seeks (or reasonably may be expected to seek) (i) to prevent or delay the consummation by Buyer of the transactions contemplated by this Agreement to be consummated by Buyer or (ii) damages in connection with any consummation by Buyer of the transactions contemplated by this Agreement.

        5.4 CONSENTS. Except as set forth in Schedule 5.4, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, any Governmental Authority) by Buyer (a) in order to authorize or permit the consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents or (b) under or pursuant to any Governmental Approvals held by or issued to Buyer (including, without limitation, educational, environmental, health, safety and operating permits and licenses) by reason of this Agreement or any of the other Transactional Documents or the consummation of the transactions contemplated hereby or thereby.

        5.5 STEINER COMMON STOCK. Upon consummation of the transactions contemplated hereby and the issuance and delivery of certificates representing the Steiner Shares to the Sellers, the Steiner Shares will be validly issued, fully paid and non-assessable shares of Steiner Common Stock.

        5.6 SEC REPORTS. Steiner has delivered to the Seller Parties copies of the most recent annual report on Form 10-K, the Annual Report to shareholders, all quarterly reports filed since the filing of the form 10-K, and the Proxy Statement for the most recent annual meeting of shareholders of Steiner (collectively, the "Steiner SEC Reports"). As of their respective dates, none of the Steiner SEC Reports contained any untrue statements of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE CLOSING

        6.1 CONDUCT OF BUSINESS PENDING THE CLOSING.

             (a) From the date hereof until the Closing Date, each of the Sellers and the Company will:

                (i) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

                (ii) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                (iii) perform all its obligations under all material written and oral agreements relating to or affecting its business, assets or rights, including the timely payment of all amounts due to Governmental Authorities, suppliers and other vendors;

                (iv) maintain in full force and effect without interruption (or replace with equivalent insurance) all its present insurance policies;

                (v) use reasonable commercial efforts to (i) maintain and preserve its business organization intact, (ii) retain the services of its present employees and (iii) maintain its relationships with all Governmental Authorities, including, but not limited to, Accreditation Authorities, suppliers, customers and others having business relations with it;

                (vi) comply with all applicable Governmental Requirements and provide notice of any governmental inquiry, notice or investigation; and

                (vii) except as required or expressly permitted by this Agreement, maintain leases on their present terms and not incur new or amended Indebtedness or enter into new or amended lease instruments or agreements without the prior written consent of Buyer.

             (b) From the date hereof and until the Closing Date, without the prior written consent of Buyer or unless as required or expressly permitted by this Agreement, none of the Sellers or the Company will:

                (i) nor Shareholders will, make any change in its Charter Documents;

                (ii) nor Shareholders will, issue any of its Capital Stock or issue or otherwise create any options, warrants or rights to acquire any of its Capital Stock;

                (iii) make any Restricted Payment;

                (iv) pay to, or on behalf of, the Seller Parties any (y) compensation in excess of the rate of compensation payable to the Seller Parties as set forth on Schedule 4.26(a) or (z) any other payment of any kind whatsoever;

                (v) make any investments (other than short-term certificates of deposit of a commercial bank or trust company) in the Capital Stock (or options, warrants or rights to acquire the Capital Stock) or Indebtedness of any Person;

                (vi) enter into any agreement or commitment or incur, or agree to incur any liability or make any capital payment or expenditure of any kind otherwise than in the ordinary course of its business and consistent with its past practice;

                (vii) increase or commit or promise to increase the cash compensation payable or to become payable to any of its officers, directors, stockholders, employees or agents, consultants or independent contractors or make any discretionary bonus or management fee payment to any such Person;

                (viii) create, assume or permit to be created or imposed any Liens upon any of its assets or properties, whether now owned or hereafter acquired other than purchase money security interests for equipment used in the ordinary course of business consistent with prior practice and with respect to which equipment the monthly expenditures do not exceed one thousand dollars ($1,000.00).

                (ix) (y) adopt, establish, amend or terminate any of its Employee Benefit Plans, or any Other Compensation Plans or Employee Policies and Procedures or (z) take any discretionary action, or omit to take any contractually required action, if that action or omission could either (A) deplete the assets of any of its Employee Benefit Plans or any Other Compensation Plan or (B) increase the liabilities or obligations under any such plan;

                (x) sell, assign, lease or otherwise transfer or dispose of any of its owned or leased property or equipment otherwise than in the ordinary course of its business and consistent with its past practice;

                (xi) negotiate for the acquisition of any business or the start-up of any new business;

                (xii) Shareholders will, merge, consolidate or effect a share exchange with, or agree to merge, consolidate or effect a share exchange with any other Entity;

                (xiii) waive any of its material rights or claims, provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                (xiv) commit a breach of, or amend or terminate any Material Agreement to which it is a party including, but not limited to, the terms of any payable or receivable and any agreement with an investor or supplier;

                (xv) enter into any other transaction that is not in the ordinary course of its business and consistent with its past practice or that is prohibited hereby;

                (xvi) nor Shareholders will, make or revoke any Tax election respecting the Sellers, or take any action which results, or could result, in a termination of the status of any of the Sellers as a "Subchapter S" corporation within the meaning of Section 1361 of the Code or the status of any Company Subsidiary as a qualified Subchapter S subsidiary for purposes of Section 1361(b)(5) of the Code;

                (xvii) nor Seller Parties will, except as otherwise expressly consented to, in writing, by Steiner, from the date of this Agreement until the Closing Date, directly or indirectly purchase or sell (including short sales) any shares of the capital stock of Steiner or its Affiliates in any transactions effected on The Nasdaq Stock Market or otherwise; or

                (xviii) take any action that would cause the Company to cease to be classified as a partnership for federal tax purposes.

                                   ARTICLE VII

           CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES PENDING THE
                                     CLOSING

        7.1 NO SHOP. Between the date hereof and the Closing, none of the Seller Parties or the Company shall solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to any of the Sellers) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Sellers, or engage in any activities, discussions or negotiations concerning, or provide any Confidential Information respecting, the Sellers, the Company, Buyer or any of Buyer's Affiliates to, or have any discussions with any Person relating to such an offer or proposal or otherwise facilitate any effort or attempt to make or implement such an offer or proposal. Each of the Seller Parties and the Company shall: (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and each will take the steps necessary to inform the Persons referred to in the first sentence of this
Section 7.1 of the obligations undertaken in this Section 7.1; and (b) notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of the Seller Parties. Notwithstanding any provisions with this Section 7.1, the Seller Parties shall be permitted to continue its negotiation with one (1) unidentified third-party with which it has currently been negotiating; provided, that at no time during those negotiations shall any Seller Party or the Company be permitted to disclose the terms of this Agreement or the very existence of discussion relating to a significant transaction between any Seller Party and Steiner and/or Buyer.

        7.2 ACCESS TO INFORMATION; COOPERATION.

            (a) From the date hereof and until the Closing, the Seller Parties will, and the Seller Parties will cause the Company to, (i) afford to the Representatives of Buyer, at reasonable times, reasonable access to the key employees, sites, properties, books and records of each of the Sellers, (ii) provide Buyer with such additional financial and operating data and other information relating to the business and properties of each of the Sellers as Buyer may from time to time reasonably request and (iii) cooperate with Buyer and its Representatives in the preparation of any documents or other material that may be required in connection with any Transaction Document. Each of the Parties will treat all Confidential Information obtained by them in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Article XIII.

            (b) Each of the Parties will use its best efforts to secure, as soon as practicable after the date hereof, all approvals or consents of third Persons as may be necessary to consummate the transactions contemplated hereby.

            (c) If this Agreement is terminated pursuant to Article XIV, each Party promptly shall return all written Confidential Information of the other Parties it then possesses to such other Parties.

        7.3 NOTIFICATION OF CERTAIN MATTERS. Each Party shall give prompt notice to the other Parties of (a) the existence or occurrence of each condition or state of facts which will or reasonably could be expected to cause any representation or warranty of such Party contained herein to be untrue or incorrect in any material respect at or prior to the Closing Date and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder. The delivery of any notice pursuant to this Section shall not be deemed to (a) modify the representations or warranties herein of the Party delivering that notice, or any other Party, (b) modify the conditions set forth or referred to in Article VIII or (c) limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

        7.4 SUPPLEMENTAL INFORMATION. Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party will have the continuing obligation until the Closing Date to provide the other Parties promptly with such additional supplemental information (collectively, the "Supplemental Information"), in the form of (a) amendments to then existing Schedules or (b) additional Schedules as would be necessary, in the light of the circumstances, conditions, events and states of facts then known to such Party to make each of those representations and warranties true and correct as of the Closing Date. Supplemental Information provided to such other Parties shall not be deemed to eliminate any liability of the disclosing Party in connection with any representation and/or warranty which is not true and correct, except that no liability to the disclosing Party shall arise from any representation or warranty to the extent the misrepresentation or omission that formed the basis for such liability is cured by Supplemental Information received by the other Parties at least ten (10) business days prior to the Closing Date and the Closing occurs.

        7.5 SATISFACTION OF INDEBTEDNESS. At the Closing, the Buyer shall satisfy and pay the Seller Indebtedness set forth on the Closing Statement.

        7.6 PAYOFF AND ESTOPPEL LETTERS; UCC-3 RELEASES. At least five (5) days prior to the Closing, the Sellers shall obtain and deliver to Buyer payoff and estoppel letters from the holders of any Seller Indebtedness, which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment of any such Seller Indebtedness, UCC-3 termination statements, satisfactions of mortgage or other appropriate release and any original promissory notes or other evidence of Seller Indebtedness marked canceled. The Sellers and the Company shall deliver properly executed UCC-3 termination statements at or prior to Closing relating to any Purchased Assets.

        7.7 TAX MATTERS.

            (a) Tax Returns. The Seller Parties shall duly prepare, or cause to be prepared, and file, or cause to be filed, and pay or cause to be paid, on a timely basis, all Tax Returns and taxes due for or by any of the Operational Sellers for any period ending on or before the Closing Date. The Seller Parties shall prepare and provide Buyer with a copy of the short year tax return within 90 days of the Closing Date or by the due date, whichever is sooner. The Seller Parties shall not file any amended Tax Returns with respect to the Operational Sellers without the prior written consent of Buyer provided that Buyer shall not unreasonably withhold such consent.

            (b) Tax Cooperation. The Seller Parties and Buyer shall provide the other party with such information and records and access to such of its officers, directors, employees and agents as may be reasonably required by the other party in connection with the preparation of any Tax Return or any audit or other proceeding relating to the Operational Sellers.

        7.8 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the Parties shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its control to cause to be fulfilled those actions upon which the conditions precedent to the other Party's obligations to consummate the transactions contemplated by this Agreement are dependent. Each of the Parties shall use its best efforts to obtain all consents, approvals, exemptions, authorizations and shall give all of the notices described in Schedule 4.5 and 5.4 required in connection with the consummation of the transactions contemplated by this Agreement (the "Required Approvals").

        7.9 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the Parties hereto shall refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Each Party shall promptly notify the other Parties of any action, suit or proceeding that is instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each Party shall promptly notify the other Parties of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against such Party which would have been listed in any Schedule hereto if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

        7.10 EMPLOYMENT AGREEMENTS. At the Closing, Gerald Katzoff and Lydia Katzoff shall each enter into an employment agreement with the Buyer in a form mutually agreed upon by the Parties prior to Closing and including the terms set forth on Schedule 7.10, acting reasonably (the "Katzoff Employment Agreements").

        7.11 LICENSE AGREEMENT. At the Closing, Greenhouse and Buyer shall enter into a non-exclusive, limited, and revocable license agreement relating to the Greenhouse Mark in a form mutually agreed upon by the Parties prior to Closing and including the terms set forth on Schedule 7.11, acting reasonably which will enable Greenhouse to use the Greenhouse Mark.

        7.12 BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT. At the Closing, the Sellers shall duly execute and deliver to Buyer (or its assignee) a bill of sale, assignment and assumption agreement in a form to be agreed upon prior to Closing (the "Bill of Sale, Assignment and Assumption Agreement") and such other instruments of transfer of title as are necessary to transfer to Buyer (or its assignee) good and marketable title to the Purchased Assets, free and clear of all Liens.

        7.13 DEPARTMENT OF COMMERCE. The Seller Parties shall cause to be prepared for filing the documentation required by the Department of Commerce as a result of the transactions contemplated hereby (the "DOC Forms").

        7.14 THERMOLASE WARRANT. Seller Parties will negotiate a full waiver and release from Thermolase relating to the Thermolase Warrant of claims (including claims of ownership) for the benefit of the Purchased Assets, the Business, the Company, Steiner and Buyer and each of their Affiliates, satisfactory to Buyer.

        7.15 NO TERMINATION OF SELLING PARTY'S OBLIGATION BY SUBSEQUENT INCAPACITY. Each Seller Party specifically agrees that his/its obligations hereunder, including, the obligations pursuant to Section 8 hereof, shall not be eliminated by his death or incapacity.

        7.16 EMPLOYEE MATTERS. The Seller Parties will administer each Employee Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable laws. The Seller Parties will promptly notify Buyer in writing of each receipt by the Seller Parties (and furnish Buyer with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Employee Benefit Plan.

        7.17 TERMINATION OF EMPLOYEES.

            (a) Effective as of 12:01 A.M., Eastern Standard Time, on the Closing Date, the employment by each Operational Seller of all of its employees (other than those identified in Schedule 7.17 (to be delivered by Buyer at Closing), shall terminate and such employees shall cease to participate in any Employee Benefit Plans maintained by or for the benefit of such Operational Seller or its employees, and the Buyer shall be deemed to have offered employment to each individual whose employment was so terminated (the "Business Employees"), effective at 12:01 A.M., Eastern Standard Time, on the Closing Date or, in the case of a Business Employee not actively at work on the Closing Date on account of a disability, on the day such employee reports for work after termination of such disability upon substantially the same terms and conditions with substantially the same duties and responsibilities and at substantially the same rate of pay as in effect on the Closing Date while such individuals were employed by such Operational Seller. The Operational Seller shall retain responsibility for the payment of any employee benefits or entitlements, including severance pay, accrued vacation, sick or holiday pay, to any Business Employee and any consultant and employee of the Operational Seller pursuant to any Employee Benefit Plan, fund, program, contract, policy or arrangement of the Operational Seller or applicable law or regulation through the Closing Date.

            (b) The Buyer agrees that effective as of 12:01 A.M. Eastern Standard Time, on the Closing Date, all Business Employees who shall commence employment with the Buyer ("Transferred Employees") shall participate in the Buyer's (or its permitted assignee's) employee benefit plans, including a group health plan providing major medical benefits, on the same terms and conditions as Buyer's (or its permitted assignee's) similarly situated employees.

            (c) The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of the Operational Sellers and one or more of the Employee Benefit Plans that is an Employee Welfare Benefit Plan to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Code Section 4980B, as applicable. Each Seller

Party will ensure that each of the Employee Benefit Plans that is an Employee Welfare Benefits Plan complies with the requirements of such laws.

            (d) The Parties agree that (i) the Buyer shall not be obligated to assume, continue or maintain any of the Employee Benefit Plans; (ii) no assets or liabilities of the Employee Benefit Plans shall be transferred to, or assumed by, the Buyer or the Buyer's (or its permitted assignee's) benefit plans; and
(iii) the Seller Parties shall be responsible solely for funding and/or paying any benefits under any of the Employee Benefit Plans, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of any Operational Seller prior to the Closing Date.

            (e) Other than the employment of Gerald and Lydia Katzoff, nothing in this Agreement, express or implied, shall confer upon any employee of any Operational Seller, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.

            (f) The Buyer shall not assume the obligations of any Operational Seller under any collective bargaining agreement applicable to any Multiemployer Agreement, and the Buyer shall not assume any obligation for any payment of "withdrawal liability" (as such term is defined in Section 4201 of ERISA) incurred prior to the Closing Date.

            (g) The Seller Parties shall be liable for any contributions owed to the Multiemployer Welfare Plans that are attributable to any Operational Seller's participation in the Multiemployer Welfare Plans prior to the Closing Date, and the Seller Parties shall be solely responsible for any liability set forth in Schedule 4.26.

        7.18 NAME CHANGE. On the Closing Date, each Seller shall change its name to a name that does not include "Greenhouse" or "GH" or any variation or similar name thereof.

        7.19 REAL PROPERTY. Buyer agrees, that in connection with the Seller Parties delivering the assigned Real Property Leases as specified in Section 4.19(c), it will, and will cause Steiner to provide any parent guarantees, as may be requested, and to agree at Closing to provide any letters of credit and security deposits in the same amount as are currently in place at each of the Leased Premises, individually and not in the aggregate.

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

        8.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, prior to or at Closing, of each of the following conditions (any or all of which may be waived by Buyer in its discretion):

            (a) Each of the of the representations and warranties set forth in Articles III and Article IV shall be true and correct as of the Closing Date with the same force and effect as though made at and as of that time except (i) for those changes specifically permitted by or disclosed on any schedule to this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

            (b) The Seller Parties shall have performed and complied with all covenants, obligations and undertakings required by this Agreement to be performed and complied with by the Seller Parties at or prior to the Closing;

            (c) There shall be no Litigation that seeks to restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or the other Transaction Documents, and no judgment, order or decree shall have been rendered that has the effect of enjoining the consummation of the transactions contemplated hereby or thereby;

            (d) Each of the Shareholders and the Seller Parties, as applicable, shall have executed and delivered to Buyer a certificate in a form reasonably satisfactory to Buyer certifying, as of the Closing Date, as to (i) the accuracy of the representations and warranties set forth in Article III and Article IV, respectively; (ii) the fulfillment of the conditions specified in this Section
8.2 and (iii) incumbency, signatures and other matters customary for transactions of this nature;

            (e) The Sellers shall have delivered to Buyer an opinion of counsel in form reasonably satisfactory to Buyer;

            (f) The Sellers shall have procured and delivered to Buyer consents and approvals from all Persons from whom consents are required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

            (g) Each Seller shall complete, execute and deliver to Buyer a certificate in a form reasonably acceptable to Buyer, to the effect that no withholding is required under Section 1445 of the Code in connection with the transactions contemplated by this Agreement;

            (h) The Sellers shall have delivered to Buyer a certificate, dated within ten (10) days prior to the Closing Date, duly issued by the appropriate Governmental Authorities (i) in their Organization State and in each other jurisdiction where they are qualified to do business showing them to be in good standing and authorized to do business in its Organization State and those other jurisdictions and (ii) in their Organization State certifying their articles of incorporation or equivalent organizational documents;

            (i) The Sellers shall have delivered to Buyer in forms reasonably satisfactory to Buyer, (x) estoppel letters or similar documents reasonably acceptable to Buyer executed by the lessors under the Real Property Leases and the Capital Leases and (y) documents confirming the assignment of the Real Property Leases and the Capital Leases effective as of the Closing Date and the assignments of all Real Property Leases being assigned will not result in the termination of any

Real Property Leases and will not result in any modification in any of the terms of any Real Property Lease including the following: (i) modification in the term of any Real Property Lease, (ii) an increase in any amounts due under Real Property Lease, (iii) the elimination or modification of any applicable renewal option or (iv) any modification in any requirements relating to any applicable security deposit, it being understood that Steiner will be willing to provide parent guarantees and Buyer will provide any and all security deposits or letters of credit each of which shall not exceed the current amount of said security deposits or letters of credit at such property. It being understood further that the provisions of this Section 8.1(i) are subject to Section 2.11;

            (j) Between the date hereof and the Closing, (i) there shall have been no Material Adverse Change in the Purchased Assets or the Business of the Sellers and the Company, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any respect the Purchased Assets or the Business, and (iii) none of the Purchased Assets shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage), and there shall have been delivered to Buyer a certificate to that effect, dated the Closing and signed on behalf of the Sellers, it being understood that the provisions of this Section 8.1(j)(iii) shall be subject to adjustment as set forth in Section 2.11;

            (k) The Sellers shall have provided wire transfer instructions with respect to the cash to be paid at the Closing to the Sellers;

            (l) The Sellers shall have delivered to Buyer copies of (i) the resolutions of the respective Boards of Directors and shareholders of the Sellers authorizing the execution and performance of this Agreement and the transactions contemplated hereby and (ii) the bylaws, of the Sellers, in each case certified by the secretary or an assistant secretary of the respective Seller;

            (m) The Sellers shall have delivered to Buyer properly completed and executed DOC Forms in form reasonably acceptable to Buyer;

            (n) Sellers shall have delivered the required release agreement relating to the Thermolase Warrants satisfactory to Buyer;

            (o) The Katzoff Employment Agreements shall be entered into and agreed to in form satisfactory to Buyer;

            (p) The Greenhouse License Agreement shall have been entered into and agreed to in form satisfactory to Buyer;

            (q) Sellers shall have delivered the consent of Treyball, L.L.C., a Pennsylvania limited liability company required for assigning the Membership Interest;

            (r) The TGH Indebtedness shall have been repaid in accordance with its terms;

            (s) All legal fees and expenses relating to the TGH Indebtedness (and its execution and delivery) shall be paid in full by TGH; provided, the legal fees relating thereto shall not exceed $30,000;

            (t) Buyer shall be satisfied with the allocation schedule required by Section 2.6; and

            (u) Seller Parties shall have delivered to Buyer a letter dated as of a date within 5 days of Closing from Frost National Bank ("Frost") that (i) no default or events of default exists under any obligations it has with the Seller Parties, including any obligations of Greenhouse (collectively, the "Frost Documents") and (ii) Frost will, for as long as any of the Seller Parties owe only obligations under any Frost Documents, notify Buyer within three (3) days of its knowledge of any default, or the existence of any facts from which one might conclude that a default is imminent, under any Frost Documents.

        8.2 CONDITIONS TO OBLIGATIONS OF THE SELLER PARTIES. The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Seller Parties in their sole discretion):

            (a) Each of the representations and warranties of Buyer set forth in
Article V shall be true and correct as of the Closing with the same force and effect as though made at and as of that time except (i) for those changes specifically permitted by or disclosed on any schedule to this Agreement and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

            (b) Buyer shall have performed and complied with all covenants, obligations and undertakings required by this Agreement to be performed and complied with by Buyer prior to or at the Closing;

            (c) No Litigation that seeks to restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or other Transaction Documents, and no judgment, order or decree shall have been rendered that has the effect of enjoining the consummation of the transactions contemplated hereby or thereby;

            (d) Buyer shall have delivered to (i) the Sellers, the Closing Date Purchase Price in accordance with the terms hereof;

            (e) An appropriate officer of Buyer shall have executed and delivered a certificate in a form reasonably satisfactory to the Seller Parties certifying as to (i) the accuracy of the representations and warranties in
Article V above; (ii) the fulfillment of the conditions specified in this
Section 8.2, and (iii) incumbency signatures and other matters customary for transactions of this nature;

            (f) Buyer shall have delivered to the Sellers copies of the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby certified by the secretary of Buyer;

            (g) Steiner, the ultimate Parent Company of Buyer shall have delivered to the Seller Parties a guarantee of Buyer's obligations under Article X hereof, in a form reasonably satisfactory to the Seller Parties; and

            (h) Seller shall be satisfied with the allocation schedule required by Section 2.6.

                                   ARTICLE IX

                         COVENANTS FOLLOWING THE CLOSING

        9.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below). Each Seller Party acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Business.

        9.2 LITIGATION SUPPORT. In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Seller Party, the Business or the Purchased Assets, each of the other Parties will cooperate with him or it and his or its counsel, as reasonably requested and in a way which does not unreasonably interfere with such Person's employment obligations to Buyer or otherwise, in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10 below).

        9.3 TRANSITION. No Seller Party will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any Seller Party from maintaining the same business relationships with the Business after the Closing as it maintained with the Business prior to the Closing. Each Seller Party will refer all customer inquiries relating to the Business to Buyer from and after the Closing.

        9.4 INDEPENDENT ACCOUNTANTS. After the Closing, each Selling Party shall
(i) use reasonable efforts to cause such Selling Party's past and present independent certified public accountants and accounting personnel to make available to Buyer and its representatives all financial information, including the right to examine all working papers pertaining to audits or reviews previously or hereafter made by such independent certified public accountants, and (ii) provide such cooperation as Buyer and its representatives may request in connection with any audit or review of such Selling Party that Buyer may direct its representatives to make.

        9.5 SECURITIES ACT AND EXCHANGE ACT FILINGS. In connection with the Trust's, Trustee's and Lydia Katzoff's receipt of the Steiner Securities hereunder he/she/it will be obligated to file all documents required to be filed by him, her or it with the U.S. Securities and Exchange Commission in connection with the holding of the Steiner Securities. The Trust, the Trustee and Lydia Katzoff each agrees that he, she or it will, and will cause its past and present independent auditors, accounting personnel and other necessary persons to, cooperate with Buyer in the preparation of any documents filed or to be filed by Buyer or Steiner with the U.S. Securities and Exchange Commission in connection with an offering of securities, to the extent information about the Trust, the Trustee or Lydia Katzoff is required therein.

        9.6 AUDITED FINANCIAL STATEMENTS. Each Seller Party shall use its best efforts to cause the Seller Parties' independent certified public accountants to cooperate with Buyer's auditors, at Buyer's expense, in the preparation of Steiner's audited consolidated balance sheets and statements of income, changes in shareholders' equity, and cash flow including the audit report thereon for such periods as Buyer may request. All costs associated with the preparation and audit of such financial statements shall be paid by Buyer.

        9.7 754 ELECTION. Upon written request of the Buyer, the Company shall make a timely election under Section 754 of the Code to enable the Company to adjust the tax basis of its assets pursuant to Section 743 of the Code with respect to the purchase of the interests of the Company contemplated herein.

        9.8 RIGHT OF FIRST REFUSAL.

            (a) Following the Closing Date and for so long as the License Agreement referred to in Section 7.11 remains in effect,(the "ROFR Period"), (i) Greenhouse and TGH (collectively, the "Arlington Parties") agree to grant to Buyer a right of first refusal on the purchase (whether by sale of assets by Greenhouse, merger, consolidation or sale of Capital Stock of the Arlington Parties or otherwise, including through a contractual operating arrangement the effect of which is a purchase) from the Arlington Parties of all of the assets, business and operations related to that certain destination spa operated by Greenhouse as of the date hereof and located in Arlington, Texas or any successor destination spa in or around Arlington, Texas (such assets, business and operations collectively, the "Arlington Interests"), and (ii) subject to the limitations below, Buyer agrees to grant to Greenhouse a limited right of first refusal on the purchase of the Purchased Assets.

            (b) If (i) during the ROFR Period the Arlington Parties shall receive a Third Party Offer (as defined in clause (d) below) relating to the purchase from the Arlington Parties of the Arlington Interests (whether by merger, consolidation, sale of stock or assets or otherwise, including through a contractual operating arrangement the effect of which is a purchase) and (ii) the Arlington Parties are inclined to accept such Third Party Offer, the Arlington Parties shall send a Third Party Offer Notice to Buyer within five (5) business days of their receipt of such Third Party Offer. In such event, Buyer
(i) shall have the right to consummate a transaction with the Arlington Parties upon the terms and conditions of such Third Party Offer and (ii) must exercise such right, if at all, by delivering an Exercise Notice to the Arlington Parties prior to the expiration of the Option Period, and such transaction shall be consummated within sixty (60) days after Buyer's delivery of such Exercise Notice, subject to the making of any filings with, and receipt of, all governmental consents and approvals (but not more than one hundred twenty (120) days after Buyer's delivery of such Exercise Notice in any case). Any failure of Buyer to deliver an Exercise Notice to the Arlington Parties within the Option Period shall be deemed a one-time waiver of its rights hereunder but shall not be deemed a waiver of its option to purchase pursuant to any modification to the Third Party

Offer or any future offers made during the ROFR Period. If Buyer does not elect to purchase the Arlington Interests within the Option Period, the Arlington Parties shall have forty-five (45) days within which to close a transaction with such third party pursuant to the terms and conditions of the Third Party Offer. If such transaction is not consummated within such forty-five (45) day period for any reason, then the restrictions provided for in this Section shall again become effective, and the Arlington Parties shall not enter into any transaction with respect to the Arlington Interests without again offering the same to Buyer in accordance with the procedures set forth in this Section.

            (c) If (i) during the ROFR Period the Buyer shall receive a Third Party Offer relating to the purchase from the Buyer of the Purchased Assets (whether by merger, consolidation, sale of stock or assets or otherwise) subject to (x) and (y) below and (ii) the Buyer is inclined to accept such Third Party Offer, the Buyer shall send a Third Party Offer Notice to the Arlington Parties within five (5) business days of its receipt of such Third Party Offer. In such event, the Arlington Parties (i) shall have the right to consummate a transaction with the Buyer upon the terms and conditions of such Third Party Offer and (ii) must exercise such right, if at all, by delivering an Exercise Notice to the Buyer prior to the expiration of the Option Period, and such transaction shall be consummated within sixty (60) days after delivery by the Arlington Parties of such Exercise Notice, subject to the making of any filings with, and receipt of, all governmental consents and approvals (but not more than one hundred twenty (120) days after delivery by the Arlington Parties of such Exercise Notice in any case). Any failure of the Arlington Parties to deliver an Exercise Notice within the Option Period shall be deemed a one-time waiver of their respective rights hereunder but shall not be deemed a waiver of its option to purchase pursuant to any modification to the Third Party Offer or any future offers made during the ROFR Period. If the Arlington Parties do not elect to purchase the Purchased Assets within the Option Period, the Buyer shall have forty-five (45) days within which to close a transaction with the third party pursuant to the terms and conditions of the Third Party Offer. If such transaction is not consummated within such forty-five (45) day period for any reason, then the restrictions provided for in this Section shall again become effective, and the Buyer shall not enter into any transaction with respect to the Purchased Assets without again offering the same to the Arlington Parties in accordance with the procedures set forth in this Section. Notwithstanding anything to the contrary contained in this clause (c), the right of first refusal of the Arlington Parties set forth in this clause (c) above, (x) shall apply only to a Third Party Offer to purchase the Purchased Assets on a stand-alone basis and not as part of a transaction that includes assets of Buyer and its Affiliates other than the Purchased Assets and (y) shall not apply to any Third Party Offer to purchase the Purchased Assets as part of a significant transaction (including joint ventures) of Steiner and its Affiliates or internal reorganizations or transfers of the Purchased Assets to Affiliates of Buyer or Steiner.

            (d) For purposes of this Section, (i) "Third Party Offer" means a bona fide offer from a third party relating to the purchase by such third party of the Arlington Interests or the Purchased Assets, as applicable, (ii) "Third Part Offer Notice" means a written notice provided by the Arlington Parties or the Buyer, as applicable, to the Buyer or the Arlington Parties, as applicable, which written notice shall state all of the material terms and conditions (including the name of the offeror) of such Third Party Offer, (iii) "Option Period" means the period of time commencing upon receipt by the Arlington Parties or the Buyer, as applicable, of a Third Party Offer Notice and terminating thirty (30) days thereafter, and (iv) "Exercise Notice" means a written notice delivered by the Buyer or the Arlington Parties, as applicable, to the Arlington Parties or the Buyer, as applicable, respectively, that evidences an intent on the part of the Buyer or the Arlington Parties, as applicable, to exercise their respective purchase rights granted pursuant to this Section.

        9.9 GIFT CERTIFICATES. Buyer agrees to honor all gift certificates issued by Seller Parties prior to the Closing Date; provided, all gift certificates were issued in bona fide transactions for the benefit of the Operational Spas and in the ordinary course of business, and provided, further, that nothing in this Section 9.9 in any way limits the indemnification obligations in Section 10.2(v).

                                    ARTICLE X

                             INDEMNIFICATION; SETOFF

        10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All the provisions of this Agreement shall survive the Closing indefinitely notwithstanding any investigation at any time made by or on behalf of any Party or the provision of any Supplemental Information; provided, however, that with respect to the representations and warranties set forth in Articles III, IV and V and in any certificate delivered in connection herewith with respect to any of those representations and warranties will terminate and expire on the third anniversary of the Closing Date, except as follows: (a) the representations and warranties which relate expressly or by necessary implication to Taxes or to ERISA or other employment or labor matters and the representations and warranties set forth in Sections 4.15, 4.21, 4.25, 4.26, 4.27 and 4.29(c), will survive until the expiration of the applicable statutes of limitation (including all periods of extension and tolling), if any; and (b) the representations and warranties set forth in Sections 3.1 through 3.3, 3.5 through 3.8, 4.1 through 4.4, 4.6, 4.7, 4.9, 4.10, 4.11, 4.12, 4.15, 4.19, 4.20 and 4.22 shall survive indefinitely. Notwithstanding anything in this Agreement to the contrary, a Party shall have the right to commence Litigation after the expiration of any of the above-specified time periods with respect to claims as to which notice was provided to the Party against which such claim is being asserted prior to the expiration of such time period.

        10.2 AGREEMENT BY THE SELLER PARTIES TO INDEMNIFY. Each of the Seller Parties, jointly and severally, agrees to indemnify and hold the Buyer, Steiner (Buyer's ultimate parent company) and each of its subsidiaries, officers, directors, employees, Affiliates, successors and assigns (collectively, the "Buyer Affiliates") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable related counsel and paralegal fees and expenses) incurred or suffered by the Buyer Affiliates arising out of or resulting from (i) any breach of a representation or warranty made by any of the Seller Parties in or pursuant to this Agreement subject to Section 10.1 above, (ii) any breach of the covenants or agreements made by any of the Seller Parties in or pursuant to this Agreement, (iii) any inaccuracy in any certificate or any schedule attached hereto or delivered by any Seller Party pursuant to this Agreement, (iv) the Sellers' ownership or operation of the Purchased Assets prior to the Closing,
(v) any liability of Buyer resulting from the redemption of gift certificates or prepaid laser treatments taken together with all such gift certificates and prepaid laser treatments exceeding $4 million, (vi) any claim by any third party that the transactions contemplated herein or any discussions relating hereto violated or undermined any agreement (whether written or oral) between such third party and any Seller Party, including any claims for tortious interference or business opportunity, (vii) any claim that the S-Corp. election or S-Corp. status of GHDS is in any way deficient or inadequate, (viii) any liability of Buyer resulting from the litigation specified on Schedule 4.13 or (ix) any Excluded Liabilities (collectively, "Indemnifiable Damages"). Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, the Buyer Affiliates shall have the right to recover any Indemnifiable Damages dollar for dollar without regard to any Tax benefits or insurance proceeds that the Buyer Affiliates may receive as a result of any such damages.

        10.3 AGREEMENT BY THE BUYER TO INDEMNIFY. The Buyer agrees to indemnify and hold each of the Seller Parties and their respective officers, directors and successors thereof (the "Seller Affiliates") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related reasonable counsel and paralegal fees and expenses) incurred or suffered by the Seller Affiliates arising out of or resulting from (i) any breach of a representation or warranty made by the Buyer in this Agreement, (ii) any breach of the covenants or agreements made by the Buyer in this Agreement, (iii) any inaccuracy in any certificate delivered by Buyer pursuant to this Agreement, (iv) the Buyer's ownership or operation of the Purchased Assets after the Closing or (v) any claim by any third party that the transactions contemplated herein or any discussions relating hereto violated or undermined any agreement (whether written or oral) between such third party and Buyer, including any claims for tortious interference or business opportunity.

        10.4 THIRD PARTY ACTIONS. With respect to each claim made by a third party for which an Indemnified Party (as hereinafter defined) seeks indemnification under this Article (a "Third Party Claim"), the Indemnified Party shall give prompt notice to the Indemnifying Party (as hereinafter defined) of the Third Party Claim, provided that failure to give such notice promptly shall not relieve or limit the obligations of the Indemnifying Party unless the Indemnifying Party has been materially prejudiced thereby (and such failure to notify the Indemnifying Party will not relieve it or him from any other liability he or it may have to the Indemnified Party). The Indemnifying Party will have the right to defend the Indemnified Party against any Third Party Claim with counsel of their choice reasonably satisfactory to the Indemnified Party so long as and to the extent that (i) the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after receipt from the Indemnified Party of notice of the claim, that the Indemnifying Party will indemnify the Indemnified Party, to the extent provided in this Agreement, from and against any Indemnifiable Damage the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim; (ii) the claim seeks the recovery of solely money damages and does not contain a claim for an injunction, specific performance, a declaration of rights or other equitable relief; and (iii) the Indemnifying Party conducts the defense of the claim actively and diligently. Subject to the foregoing limitations, with respect to any such action commenced by a third party, the Indemnifying Party shall have the right, to the extent that they may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided, however, if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party as reasonably determined by the Indemnified Party, then the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on behalf of the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of their election to so assume the defense thereof, the Indemnifying Party will not be liable to the



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Indemnified Party pursuant to the provisions of this Article X for the related counsel and paralegal fees and expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the commencement of the action, or (iii) the Indemnifying Party has not authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. Notwithstanding anything to the contrary in this Section, the Indemnifying Party shall have no right to settle or compromise, without the prior written consent of the Indemnified Party, any action for which they have assumed the defense to the extent the settlement or compromise provides for any injunctive or other equitable relief against the Indemnified Party other than monetary damages, or does not include as an unconditional term thereof the providing to the Indemnified Party by the third party of a release of all liability in respect of such claim, and nothing stated in this Section shall otherwise affect the Indemnifying Party's obligation to pay the Indemnified Party all Indemnifiable Damages pursuant to the provisions of this Article X. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any action assumed by the Indemnifying Party in accordance with the terms of this Section and shall make available to the Indemnifying Party such information as the Indemnifying Party reasonably requests in connection with any such defense. For purposes of this Section, an "Indemnified Party" shall mean a party claiming indemnification under this Agreement, and an "Indemnifying Party" shall mean a party from whom indemnification is sought under this Agreement.

        10.5 SET OFF AGAINST THE HOLDBACK AMOUNT. The Buyer Affiliates may elect to set off against and recoup from any Seller Party, the Holdback Amount (whether from the Cash Holdback Amount or the Stock Holdback Amount) the Indemnifiable Damages, and any such Steiner Securities so set-off against will immediately be deemed to be canceled.

        10.6 REMEDIES NOT EXCLUSIVE. The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to any other party, either at law or in equity.

        10.7 PAYMENTS OF INDEMNIFIABLE DAMAGES. All Indemnifiable Damages (i) paid by any of the Seller Parties hereunder or (ii) set off against and recouped from any Holdback Amount shall be treated as adjustment to the Consideration for Tax Purposes.

        10.8 RELEASE. Each of the Seller Parties for themselves and their Affiliates, on the one hand, and Buyer, and each of its Affiliates, on the other hand (each Person mentioned above, a "Relessor"), hereby releases, except for any matters whatsoever contemplated by this Agreement or any Transaction Documents, the Buyer Affiliates and the Seller Affiliates, respectively, from all, and all manner of, actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgements, executions, injuries, claims and demands whatsoever, in law or in equity, which any Releasor ever had or now has, or which any personal representative, successor, heir, or assign of any Releasor, hereafter can, shall or may have against Buyer Affiliates or Seller Affiliates, respectively. The Parties hereby further acknowledge that they have read this general release carefully and understand its contents, and are aware that this is an agreement not to sue the



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



Buyer Affiliates or the Seller Affiliates, respectively, and constitutes a complete release of liability by them in favor of the Buyer Affiliates or the Seller Affiliates, respectively, as and to the extent provided herein, and further acknowledge that the Parties are signing this Agreement of their own free will, with full knowledge of its contents.

                                   ARTICLE XI

                           LIMITATIONS ON COMPETITION

        11.1 PROHIBITED ACTIVITIES. Each of the Seller Parties (each a "Non-Compete Party"), jointly and severally, agrees that such Non-Compete Party will not during the period beginning on the date hereof and ending on the fifth
(5th) anniversary of the Closing Date, directly or indirectly, for any reason, for its/his/her own account or on behalf of, or together with any other Person:

             (a) engage as a director or officer or in any similar managerial capacity or as an owner, co-owner, financier or other investor of or in any business selling any products or providing any services in competition with Steiner or Buyer or any of their Affiliates (other than as permitted by the terms of the License Agreement referred to in Section 7.11), Buyer including, but not limited to, the Business in any area within a radius of 100 miles of any facility in which Buyer is at that time engaged in business (such areas being collectively referred to as "Territories");

             (b) call on any natural person who is at that time employed by the Buyer with the purpose or intent of attracting that person from the employ of Buyer;

             (c) call on, solicit or perform services for, either directly or indirectly, any Person that at that time is, or at any time within one year prior to that time was, a customer of Buyer (or was a customer of any Seller during the one year period prior to the Closing Date) or any prospective customer of Buyer that had or, to the knowledge of such Non-Compete Party, was about to receive a business proposal from Buyer, within any Territory for the purpose of soliciting or selling any product or service in competition with Buyer in the Territory; or

             (d) call on any Entity which has been called on by Buyer or any Affiliate of Buyer in connection with a possible acquisition by Buyer, with the knowledge of that Entity's status as such an acquisition candidate, for the purpose of acquiring that Entity or arranging the acquisition of that Entity by any Person other than Buyer or any affiliate of Buyer.

             (e) If, in any judicial proceedings, a court shall refuse to enforce any of the covenants included in this Section 11.1, then such unenforceable covenant shall be amended to relate to such lesser period or geographical area as shall be enforceable. In the event the Buyer should bring any legal action or other proceeding against any Seller Party for enforcement of this Section 11.1, the calculation of the noncompete period, if any, shall not include the period of time commencing with the filing of legal action or other proceeding to enforce this Agreement through the date of final judgment or final resolution including all appeals, if any, of such legal action or



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



other proceeding unless the Buyer is receiving the practical benefits of Section
11.1 during such time.

             (f) Each Seller Party hereby acknowledges that the restrictions on his activity as contained in this Agreement are required for the Buyer's reasonable protection and that such restrictions are a material inducement to Buyer to enter into this Agreement. Each Seller Party hereby agrees that in the event of the violation by him of any of the provisions of this Agreement, Buyer will be entitled to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by such Seller Party or to enjoin such Seller Party from engaging in any activity in violation hereof. The existence of any claim or cause of action by any Seller Party against Buyer predicated on this Agreement shall not constitute a defense to the enforcement by Buyer of these covenants.

Notwithstanding the foregoing, a Non-Compete Party may own and hold as a passive investment up to five percent (5%) of the outstanding Capital Stock of any Entity if that class of Capital Stock is listed on a national stock exchange or included in a Nasdaq Stock Market or the OTC Bulletin Board.

        11.2 DAMAGES. Because of the difficulty of measuring economic losses to Buyer as a result of any breach by a Non-Compete Party of the covenants in
Section 11.1, and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, each Non-Compete Party agrees that Buyer may enforce the provisions of Section 11.1 by injunctions and restraining orders against such Non-Compete Party without the posting of a bond or other security, if such Non-Compete Party breaches any of those provisions.

        11.3 REASONABLE RESTRAINT. The Parties agree that Sections 11.1 and 11.2, above, impose a reasonable restraint on a Non-Compete Party in light of the activities and business of the Sellers and Buyer on the date hereof, the current business plans of Buyer.

        11.4 INDEPENDENT COVENANT. All the covenants in this Article XI are intended by each Party to, and shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Non-Compete Party against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in this Article XI. It is specifically agreed that the period specified in Section 11.1 shall be computed in the case of each Non-Compete Party by excluding from that computation any time during which that Non-Compete Party is in violation of any provision of Section 11.1, above. The covenants contained in this Article XI shall not be affected by any breach of any other provision hereof by any party hereto.

        11.5 MATERIALITY. The Non-Compete Parties hereby agree that this Article XI is a material and substantial part of the transactions contemplated hereby.



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



                                   ARTICLE XII

                     DEFINITIONS AND DEFINITIONAL PROVISIONS

        12.1 DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below:

             "Affiliate" means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise) or if such Person is an individual, "control" will extend to such Person's immediate family which shall include all spouses, former spouses, parents, lineal descendants (including through adoption), siblings, and those residing with such person, and such Person's Related Family.

             "Agreement" means this Agreement, including any and all attached Schedules, Annexes, Addenda and Exhibits, as each of the same may be amended, modified or supplemented from time to time pursuant to the provisions hereof or thereof.

             "Capital Stock" means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share of an equity ownership interest in that corporation; and (b) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

             "Charter Documents" means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (a) the articles, memorandum or certificate of formation, incorporation, organization or association (or the equivalent organizational documents) of that Entity, (b) the bylaws, articles of association or limited liability company operating agreement or regulations (or the equivalent governing documents) of that Entity and (c) each document setting forth the designation, amount and relative tights, limitations and preferences of any class or series of that Entity's Capital Stock or of any rights in respect of that Entity's Capital Stock.

             "Code" means the Internal Revenue Code of 1986, as amended.

             "Confidential Information" means, with respect to any Person, all trade secrets and other confidential, nonpublic and/or, as the case may be, proprietary information of that Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

             "Current Assets" means the current assets of the Business and the Purchased Assets determined in Accordance with GAAP.

             "Current Liabilities" means the current liabilities of the Business and the Purchased Assets determined in Accordance with GAAP.

             "Defined Benefit Plan" means any defined benefit plan as defined in
        Section 3(35) of ERISA.

             "Employee Benefit Plan" means any Employee Pension Benefit Plan, Welfare Plan and each deferred compensation, stock option, stock purchase, bonus, medical, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Sellers, the Company or by any ERISA Affiliate of the Sellers or the Company for the benefit of any employee, terminated employee, leased employee or former leased employee, director, officer, shareholder or independent contractor of any of the Sellers or any ERISA Affiliate of the Sellers.

             "Employee Pension Benefit Plan" means any "employee pension benefit plan" of the Sellers or the Company as defined in Section 3(2) of ERISA, including any plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code (excluding any Multiemployer Plan).

             "Employee Policies and Procedures" means at any time all employee manuals and all material policies, procedures and work-related rules that apply at that time to any employee, nonemployee director or officer of, or any other natural person performing consulting or other independent contractor services for, the Sellers and the Company.

             "Employment Agreement" means at any time any (a) agreement to which any of the Sellers or the Company is a party which then relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by the Sellers or the Company, whether as an employee, a nonemployee officer or director, a consultant or other independent contractor, a sales representative or a distributor of any kind, including any employee leasing or service agreement and any noncompetition agreement, and (b) agreement between the Sellers or the Company and any Person which limits that Person's competition with the Sellers or the Company.

             "Entity" means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.



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



             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

             "ERISA Affiliate" means, with respect to any specified Person at any time, any other Person, including an Affiliate of the specified Person, that is, or at any time within six years of that time was, a member of any ERISA Group of which the specified Person is or was a member at the same time.

             "ERISA Group" means any "group of organizations" within the meaning of Section 414(b), (c), (m) or (o) of the Code or any "controlled group" as defined in Section 4001(a)(14) of ERISA.

             "Exchange Act" means the Securities Exchange Act of 1934, as amended.

             "GAAP" means generally accepted accounting principles and practices in the United States as in effect from time to time.

             "Governmental Approval" means at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity, at that time.

             "Governmental Authority" means (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, or (b) any Person having the authority under any applicable Governmental Requirement to assess and collect Taxes.

             "Governmental Requirement" means at any time (a) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

             "Guaranty" means, for any specified Person, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any liability of the specified Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (b) to purchase property, securities or services for the purpose of assuring the owner of that obligation of its payment or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that obligation; provided, that the term "Guaranty" does not include endorsements for collection or deposit in the ordinary course of the endorser's business.



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



             "Indebtedness" of any Person means, (a) any liability of that Person (i) for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, banker's acceptances and similar instruments), for the deferred purchase price of property or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business not more than thirty (30) days old, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) in respect of capital leases or (iv) in respect of interest rate protection agreements, (b) any liability secured by any Lien upon any property or assets of that Person (or upon any revenues, income or profits of that Person therefrom), whether or not that Person has assumed that liability or otherwise become liable for the payment thereof or (c) any liability of others of the type described in the preceding clause (a) or (b) in respect of which that Person has incurred, assumed or acquired a liability by means of a Guaranty.

             "IRS" means the Internal Revenue Service or any successor agency.

             "Known" or "Knowledge", means, that which is known by a Person and that of which a Person should have constructive knowledge based upon information readily available to that Person in the Performance of such Person's duties and assuming that a due and diligent investigation was conducted by such Person. "Knowledge" of any Seller Party shall be attributable to each other Seller Party and the Company. Knowledge of an Entity shall include knowledge of its employees, officers and directors.

             "Lien" means, with respect to any property or asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any claim, against or any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (b) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person, including any "adverse claim" (as defined in the applicable Uniform Commercial Code) in the case of any Capital Stock. For purposes of this Agreement a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to that asset.

             "Litigation" means any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitration proceeding.

             "Material" means, as applied to any Entity, significant to the business, operations, property or assets, liabilities, financial condition or results of operations of that Entity.



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



             "Material Adverse Effect" means, with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event) to the Sellers, the Business of the Purchased Assets that such fact or circumstance has caused, is causing or could reasonably be expected to cause, directly, indirectly or consequentially, singly or in the aggregate with other facts and circumstances, any material losses, liabilities or damages.

             "Material Agreement" of any Entity means any single contract or agreement calling for the payment to, or receipt by, a party thereto of twenty-five thousand dollars ($25,000.00) or more, or any series of similar agreements.

             "Multiemployer Plan" means a "multiemployer" plan as defined in
        Section 4001(a)(3) of ERISA, Section 414 of the Code or Section 3(37) of ERISA.

             "Organization State" means, as applied to (a) any corporation, its state or other jurisdiction of incorporation, (b) any limited liability company or limited partnership, the state or other jurisdiction under whose laws it is organized and existing in that legal form, and (c) any other Entity, the state or other jurisdiction whose laws govern that Entity's internal affairs.

             "Other Compensation Plan" means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Sellers or to which the Sellers contribute, on behalf of any of its employees, nonemployee directors or officers or other natural persons performing consulting or other independent contractor services for the Sellers or the Company, as the case may be, including all such arrangements, plans, policies, practices or programs providing for severance pay, deferred compensation, incentive, bonus or performance awards or the actual or phantom ownership of any Capital Stock or options, warrants or rights to acquire Capital Stock of the Sellers or the Company, as the case may be.

             "Party" or "Parties" means any or all of the parties to this Agreement.

             "Pension Plan" means any Defined Benefit Plan or any Employee Pension Benefit Plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code.

             "Person" means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority or, for the purpose of the definition of "ERISA Affiliate," any trade or business.

             "Predecessors" means any Person that has owned or used, directly or indirectly, any of the Purchased Assets or conducted, directly or indirectly, any of the businesses operated by the Sellers.

             "Professional Codes" means any and all Governmental Requirements relating to the licensing or other regulation of the professional activities conducted by the Sellers as of the



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        Closing relating to any Person who performs, or arranges to perform, professional activities relating to such businesses.

             "Prohibited Transaction" means any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

             "Proprietary Rights" means (a) patents, applications for patents and patent rights (foreign or domestic), (b) in each case, whether registered, unregistered or under pending registration, trademark rights, trade names, trade name rights, corporate names, business names, trade styles or dress, service marks and logos and other trade designations and copyrights, and (c), in the case of the Sellers, all agreements or rights relating to the technology, product formulations, know-how or processes utilized by the Sellers in the Business and any licenses relating to any of the foregoing.

             "Related Party Agreements" means any written or oral contract, arrangement or agreement between a Seller and any employee, holder of Capital Stock, officer, director or Affiliate of such Seller or the Company, any other Seller or the Company or any respective Affiliate thereof or any Related Person of any of the foregoing.

             "Related Person" of a Seller means: (i) any family member of that Seller, (ii) any estate of that Seller or any family member of that Seller, (iii) the trustee of any trust of which all the beneficiaries are Related Persons of that Seller and (iv) any Entity the entire equity interest in which is owned by any one or more of that Seller and Related Persons of that Seller.

             "Representatives" means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person or of any of those directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents.

             "Restricted Payment" means, with respect to any Entity at any time, any of the following effected by that Entity: (a) any declaration or payment of any dividend or other distribution in cash or otherwise or
        (b) any direct or indirect redemption, retirement, sinking fund deposit in respect of, purchase or other acquisition for value of (i) any then outstanding Capital Stock of such Entity or (ii) any then outstanding warrants, options or other rights to acquire or subscribe for or purchase unissued or treasury Capital Stock of that Entity.

             "Returns" of any Person means the returns, reports or statements (including any Information returns) any Governmental Authority requires to be filed by that Person for purposes of any Tax.

             "Steiner" means Steiner Leisure Limited, the ultimate parent company of Buyer.



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             "Steiner Shares" means the Steiner Additional Shares and the
        Steiner Closing Date Shares.

             "Steiner Securities" means the Steiner Shares, Steiner Options and any other security issued by Steiner pursuant to any Transaction Document.

             "Subsidiary" of any specified Person at any time means any Entity a majority of the Capital Stock of which is at that time owned or controlled, directly or indirectly, by the specified Person.

             "Tax" or "Taxes" means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges or assessments of any nature whatever imposed by any Governmental Requirement, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

             "Taxing Authority" means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

             "Transaction Document" means this Agreement and the other written agreements, documents, instruments and certificates executed pursuant to or in connection with this Agreement including those specified or referred to in Article VII to be delivered at or before the Closing, all as amended, modified or supplemented from time to time.

             "Welfare Plan" means an "employee welfare benefit plan" as defined in Section 3(l) of ERISA.

             "Working Capital" shall mean the difference, if any, between Current Assets and Current Liabilities.

        12.2 OTHER DEFINED TERMS. The following terms shall have the meanings indicated in the corresponding sections of this Agreement listed below:

             "Above Ground Storage Tank" .......................Section 4.16
             "Accreditation" ....................................Section 4.30
             "Accreditation Authority" .........................Section 4.30
             "Arlington Parties"...............................Section 9.8(a)
             "Assumed Liabilities" ...............................Section 2.2
             "Average Closing Sale Price" .................Section 2.1(b)(ii)
             "Beneficiary" ......................................introduction
             "Bill of Sale and Assumption Agreement" ............Section 7.12
             "Birmingham" .......................................introduction
             "Business" .........................................introduction
             "Business Employees" ...............................Section 7.17

             "Buyer" ............................................introduction
             "Buyer's Affiliates" ...............................Section 10.2
             "Capital Leases"...................................Section 15.13
             "Cash Holdback Amount".........................Section 2.1(b)(i)
             "CERCLA" ........................................Section 4.16(g)
             "Closing" ..........................................Section 2.10
             "Closing Date" .....................................Section 2.10
             "Closing Date Purchase Price" ....................Section 2.1(b)
             "Closing Statement"..................................Section 2.4
             "Company" ..........................................introduction
             "Consideration" .....................................Section 2.1
             "Current Balance Sheet(s)" .........................Section 4.33
             "Current Balance Sheet Date" .......................Section 4.33
             "Deferred Consideration".............................Section 2.7
             "Deferred Consideration Statement"...................Section 2.8
             "Determination" .....................................Section 2.4
             "Discharge" ........................................Section 4.16
             "DOC Forms" ........................................Section 7.13
             "EBITDA" ............................................Section 2.9
             "Environmental Laws" ............................Section 4.16(g)
             "EPCRA" .........................................Section 4.16(g)
             "ESC Lease"........................................Section 15.13
             "Estimated Amount" ..................................Section 2.4
             "Estimated Closing Date Balance Sheet"...............Section 2.4
             "Excluded Assets"....................................Section 1.2
             "Excluded Liabilities" ..............................Section 2.3
             "Exercise Notice".............................Section 9.8(d)(iv)
             "FIFRA" .........................................Section 4.16(g)
             "57th Street" ......................................introduction
             ["Final Actual Amount" .............................Section 2.4]
             "Financial Statements" .............................Section 4.33
             "First Commerce Lease".............................Section 15.13
             "First Period"....................................Section 2.7(a)
             "GHDS" .............................................introduction
             "Greenhouse" .......................................introduction
             "Greenhouse Mark" ..................................introduction
             "Handle" ...........................................Section 4.16
             "Hazardous Substances" .............................Section 4.16
             "Holdback Amount" ................................Section 2.1(a)
             "Impaired Inventory"............................... Section 4.24
             "Indemnifiable Damages" ............................Section 10.2
             "Indemnified Party" ................................Section 10.4
             "Indemnifying Party" ...............................Section 10.4
             "Insurance Policies"............................... Section 4.25
             "Inventories" ....................................Section 1.1(e)

             "Katzoff Employment Agreements" ....................Section 7.10
             "Leased Premises"................................Section 4.19(a)
             "License Agreement" ................................Section 7.11
             "Licenses" .........................................Section 4.16
             "Listed Percentage".................................Section 2.11
             "Membership Interest" ..............................introduction
             "NASDAQ"......................................Section 2.1(b)(ii)
             "New York Property".................................Section 2.11
             "Non-Compete Consideration".......................Section 2.1(c)
             "Non-Compete Party".................................Section 11.1
             "Non-Transferred Properties"........................Section 2.11
             "Notice of Disagreement".............................Section 2.8
             "Operational Sellers" ..............................introduction
             "Option Period"..............................Section 9.8(d)(iii)
             "OSHA" ..........................................Section 4.16(g)
             "Preliminary Actual Amount" .........................Section 2.4
             "Purchase Price Adjustment" .........................Section 2.1
             "Purchased Assets" ..................................Section 1.1
             "RCRA" .............................................Section 4.16
             "Real Property Leases" .............................Section 4.19
             "Receivables"...................................... Section 4.18
             "Releasor"..........................................Section 10.9
             "Required Approvals"................................ Section 7.8
             "ROFR Period".....................................Section 9.8(a)
             "Second Period"...................................Section 2.7(b)
             "Second Period Target Amount".....................Section 2.7(b)
             "Second Street"  ...................................introduction
             "Seller Affiliates .................................Section 10.3
             "Seller Indebtedness" ............................Section 2.1(a)
             "Seller Parties" ...................................introduction
             "Sellers" ..........................................introduction
             "Settlement Accountant" .............................Section 2.4
             "Shareholders" .....................................introduction
             "Spa Assets" ........................................Section 1.1
             "Spa Sellers"  .....................................introduction
             "Steiner Additional Shares" .........................Section 2.7
             "Steiner Closing Date Shares" ................Section 2.1(b)(ii)
             "Steiner Common Stock" .......................Section 2.1(b)(ii)
             "Steiner SEC Reports" ...............................Section 5.6
             "Steiner Options" ...................................Section 2.7
             "Stock Holdback Amount".......................Section 2.1(b)(ii)
             "Supplemental Information" ..........................Section 7.4
             "Territories" ...................................Section 11.1(c)
             "TGH" ..............................................introduction
             "TGH Indebtedness".............................Section 2.1(b)(i)

             "Thermolase Warrant"................................Section 4.10
             "Transferred Employees"..........................Section 7.17(b)
             "Third Party Claim".................................Section 10.4
             "Third Party Offer"............................Section 9.8(d)(i)
             "Third Party Offer Notice"...................Section 9.89(d)(ii)
             "Third Period"....................................Section 2.7(c)
             "Third Period Target Amount"......................Section 2.7(c)
             "Trademark Percentage"..............................Section 2.11
             "Trust".............................................introduction
             "Trustee" ..........................................introduction
             "Underground Storage Tank"..........................Section 4.16
             "Year 2000 Date-Sensitive System/Component".........Section 4.31
             "Year 2000 Problems"................................Section 4.31

        12.3 OTHER DEFINITIONAL PROVISIONS.

             (a) Except as otherwise specified herein, all references herein to any Governmental Requirement defined or referred to herein, including the Code, CERCLA, ERISA, the Exchange Act, RCRA and the Securities Act, shall be deemed references to that Governmental Requirement or any successor Governmental Requirement, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

             (b) When used in this Agreement the words "herein," "hereof" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article," "Paragraph," "Section," "Annex," "Addendum," "Schedule" and "Exhibit" refer to articles, paragraphs and sections of, and annexes, addenda, schedules and exhibits to, this Agreement unless otherwise specified.

             (c) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

             (d) The word "including" (and, with correlative meaning, the word "include") means including, without limiting the generality of any description preceding such word, and the words "shall" and "will" are used interchangeably and have the same meaning.

                                  ARTICLE XIII

                                 CONFIDENTIALITY

        13.1 TREATMENT OF CONFIDENTIAL INFORMATION.

             (a) Subject to Section 15.1, each of the Seller Parties, on the one hand, and Buyer on the other hand acknowledges that it has or may have had in the past, currently has and in the future may have access to Confidential Information of Buyer and the Sellers, respectively. Each of the Seller Parties and Buyer agrees that it will keep confidential all such Confidential Information furnished to it and, except with the specific prior written consent of the other Party (meaning, with respect to the Seller Parties, Buyer, and with respect to Buyer, the Seller Parties), will not disclose such Confidential Information to any Person except Representatives of such Party, provided that these Representatives (other than counsel) agree to the confidentiality provisions of this Section 13.1; provided, however, that Confidential Information shall not include such information as (i) becomes known to the public generally through no fault of the party receiving the Confidential Information (ii) is required to be disclosed by law or the order of any Governmental Authority provided, that prior to disclosing any information pursuant to this clause (ii), a Party shall, if practicable, give prior written notice thereof to the other Party and provide the other Party with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes is required to be disclosed in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any Party of the provisions of this Section 13.1 with respect to any Confidential Information, the other Party shall be entitled to an injunction restraining such Party from disclosing, in whole or in part that Confidential Information. Nothing herein shall be construed as prohibiting a Party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

             (b) Because of the difficulty of measuring economic losses as a result of the breach of the covenants in Section 13.1(a), above, and because of the immediate and irreparable damage that would be caused to a Party as a result of such breach for which it would have no other adequate remedy, each of the Parties agrees that a Party may enforce the provisions of Section 13.1(a) by injunctions and restraining orders against any Party which breaches any of those provisions.

             (c) The obligations of the Parties under this Section 13.1 shall survive the termination of this Agreement; provided, however, that notwithstanding the foregoing, the rights of the Seller Parties under Section 13.1, above, shall terminate upon the Closing.

                                   ARTICLE XIV

                            TERMINATION AND EXPENSES

        14.1 TERMINATION OF THIS AGREEMENT. This Agreement may be terminated at any time prior to the Closing Date solely:

             (a) by the mutual written consent of the Seller Parties, on one hand, and Buyer on the other hand;

             (b) by Buyer if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by the close of business on June 30, 2001 (including the satisfaction of all of the conditions specified in Section 8.1), unless the failure of such transactions to be consummated results from the willful failure of Buyer to perform or adhere to any agreement required hereby to be performed or adhered to by it prior to such time;

             (c) by the Seller Parties on the one hand, or by Buyer, on the other hand, if a material breach or default shall be made by one of the other Parties in the timely observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein;

             (d) if the Seller Parties shall have satisfied all of its conditions specified in Section 8.1, then by Seller Parties if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by the close of business on June 30, 2001 only if the failure of the Parties to close the transactions contemplated hereby on the Closing Date solely relates to Buyer's failure to satisfy the conditions specified in Section 8.2. To the extent the Closing does not occur on May 31, 2001 solely due to Buyer's failure to satisfy the conditions specified in Section 8.2, and the Seller Parties have satisfied all of its conditions specified in Section 8.1, Buyer agrees to pay upon presentment at the end of such term any negative net cash flow of the Business for the period from May 31, 2001 to the earlier to occur of the Closing or June 30, 2001. In no event shall Buyer be obligated to pay any negative net cash flow of the Business for a period different from May 31, 2001 until June 30, 2001; or

             (e) by Buyer pursuant to the terms and conditions specified in
Section 2.11.

        14.2 EXPENSES. Whether or not the transactions contemplated hereby are consummated, (a) Buyer will pay the fees, expenses and disbursements of Buyer and its Subsidiaries and its Representatives which are incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by Buyer under this Agreement, and (b) the Seller Parties will pay all sales, use, transfer and other similar taxes and fees incurred in connection with the transactions contemplated hereby, including the fees, expenses and disbursements of the Seller Parties and their Representatives incurred in connection with the subject matter of this Agreement. The Seller Parties will file all necessary documentation and Returns with respect to all Taxes and fees they are required by this Section 14.2 to pay. In addition, the Seller Parties acknowledge that the Seller Parties, will pay all Taxes due upon receipt of the consideration payable to the Sellers pursuant to the transactions contemplated by this Agreement.

        14.3 LIABILITIES IN EVENT OF TERMINATION. If this Agreement is terminated pursuant to Section 14.1, above, there shall be no liability or obligation on the part of any Party hereto except (a) as provided in Section 14.2, above, (b) to the extent that such liability is based on the breach by that Party of any of its representations, warranties or covenants set forth in this Agreement and (c) Articles X and XIII and Sections 15.1-15.11 shall survive any such termination of this Agreement.

                                   ARTICLE XV

                                  MISCELLANEOUS

        15.1 PUBLIC ANNOUNCEMENTS. Except as may be required by applicable law, without the prior written consent of the other Parties, none of the Parties will make, and each Party will direct its representatives not to make, directly or indirectly, any public announcement or press release regarding the Proposed Transaction or any of the proposed terms, conditions or other aspects of the Proposed Transaction; provided that Steiner may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning publicly trading securities or that it believes in good faith is appropriate (it being understood that in each case Steiner will use reasonable efforts to advise Seller Parties prior to making the disclosure and consult with Seller Parties regarding the timing and content of such disclosure).

        15.2 NOTICES. Any notices, demands or other communication given in connection herewith shall be in writing and be deemed given (i) when personally delivered, (ii) sent by facsimile transmission to a number provided in writing by the addressee and a confirmation of the transmission is received by the sender or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as FedEx, with directions to deliver within three (3) days, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such Party may designate in accordance herewith:

               When Buyer is the intended recipient:

                       Leonard I. Fluxman
                       Steiner Leisure Limited c/o Steiner Spas USA, Inc. Suite 200
                       770 South Dixie Highway
                       Coral Gables, FL 33146
                       Telephone:  (305) 358-9002
                       Facsimile:  (305) 358-9954

               with a copy to:

                       Robert C. Boehm, Esq.
                       Akerman, Senterfitt & Eidson, P.A.
                       SunTrust International Center
                       28th Floor
                       One S.E. 3rd Avenue
                       Miami, FL 33131-1714
                       Facsimile:  (305) 374-5095

               When any of the Seller Parties is the intended recipient:

                       Gerald Katzoff
                       GH Day Spas, Inc.
                       7 East Skippack Pike, Suite 300
                       Ambler, PA 19002
                       Facsimile:  (215) 643-2865

               with a copy (in the case of any of the Seller Parties) to:

                       L. Leonard Lundy
                       Kaplin Stewart Meloff Reiter & Stein, P.C.
                       350 Sentry Parkway, Bldg. 640
                       Post Office Box 3037
                       Blue Bell, PA 19422
                       Facsimile: (610) 825-7055

        15.3 GOVERNING LAW; FORUM; ETC. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Florida (without giving effect to the laws, rules or principles of the State of Florida regarding conflicts of laws). Each Party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement may be commenced and prosecuted in a state or federal court, as the case may be, in the county of Miami-Dade, State of Florida. Each Party consents and submits to the non-exclusive personal jurisdiction of any such court in respect of any such proceeding. Each Party consents to service of process upon it with respect to any such proceeding by registered mail, return



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



receipt requested, and by any other means permitted by applicable laws and rules. Each Party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any such court and any claim that it may now or hereafter have that any such proceeding in any such court has been brought in an inconvenient forum. In the event of any litigation between or among any of the Parties with respect to this Agreement, the prevailing Party or Parties, as the case may be, therein shall be entitled to receive from the non-prevailing Party or Parties, as the case may be, therein all of such prevailing Party's or Parties' expenses incurred in connection with such litigation.

        15.4 BINDING EFFECT; ASSIGNMENT; THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other Parties; provided, however, that Buyer may assign its rights under this Agreement to any Affiliate, including assigning the Greenhouse Mark and all other Proprietary Rights to a corporation incorporated under the laws of the Bahamas. Any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Parties shall be void. No person (including, without limitation, any employee of a Party) shall be, or be deemed to be, a third party beneficiary of this Agreement unless this Agreement specifically so provides.

        15.5 ENTIRE AGREEMENT. This Agreement together with the Exhibits and Schedules attached hereto and the agreements, certificates and instruments delivered pursuant hereto constitutes the entire agreement among the Parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous agreements, representations, warranties and understandings (whether oral or written) by, between or among the Parties with respect to the subject matter hereof.

        15.6 FURTHER ASSURANCES. At any time and from time to time after the Closing, each Party shall, at its own cost and expense, execute, deliver and acknowledge such other documents and take such further actions as may be reasonably requested by the other Party in order to fully perform such Party's obligations as contemplated hereby.

        15.7 AMENDMENTS. No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument that states that it adds to, amends, cancels, renews, extends or modifies this Agreement and is executed and delivered by each Party.

        15.8 WAIVERS. No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is expressly set forth in a written instrument that is executed and delivered by such Party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or



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



remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

        15.9 HEADINGS; COUNTERPARTS. The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement. This Agreement, and any agreement delivered pursuant hereto, may be signed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        15.10 SEVERABILITY. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

        15.11 RIGHTS AND REMEDIES. All rights, powers and remedies afforded to a Party under this Agreement, by law or otherwise, shall be cumulative (and not alternative) and shall not preclude the assertion, or the seeking by a Party of any other rights or remedies.

        15.12 SOURCES AND USES; EXISTING SPA OPERATIONS; NEW YORK OFFICE SPACE.

              (a) The Seller Parties hereby agree to continue the build-out of two (2) day spas under construction in Newtown, Pennsylvania and Birmingham, Alabama (collectively, the "Development Projects") from the period from the date hereof until Closing. Because it has been determined this it is in the best interest of all the parties hereto, Buyer hereby agrees to reimburse the Seller Parties at Closing for all third-party expenses incurred in connection with the build-out of these Development Projects as expressly set forth on Schedule
15.12. Except with respect to the build-out costs incurred by the Seller Parties as of the date hereof for the New York Property, as further addressed below (the "New York Costs"), Buyer will not, and will not be obligated to, pay for any work performed prior to the date hereof. Buyer hereby agrees to reimburse the Seller Parties for up to $300,000 in New York Costs. Prior to the expenditure of any funds by the Seller Parties between the date hereof and the Closing Date in respect of the Development Projects, the Seller Parties shall consult with Buyer regarding the expenditure to be made and provide Buyer will all additional documentation and information as Buyer shall reasonably request with respect thereto. Seller Parties will not be reimbursed for any expenditures objected to by Buyer prior to the incurrence of said expenditures. At least ten (10) Business Days prior to Closing, the Seller Parties will deliver to Buyer detailed invoices and receipts evidencing work performed on the build-outs of the Development Projects. In addition to the aggregate of (i) $200,000 to be expended by the Seller Parties to build out the Development Projects as set forth on Schedule 15.12, and (ii) up to $300,000 in New York Costs the Seller Parties represent and warrant that it shall not cost Buyer more than an aggregate of an additional $1,000,000 to complete all of the Development Projects including, without limitation, all amounts necessary to finish construction and fit-out and equip each Development Project with all equipment and fixtures necessary or desirable for the operation of a first-class spa and beauty salon.

              (b) Other than the Development Projects, (i) each of the spas operated by the Operational Sellers that constitute Purchased Assets are complete and fully operational as of the date hereof as a first class spa and
(ii) none of such spas will require any significant capital expenditures (singly or in the aggregate) during the twelve (12) month period following the Closing Date that relates to the construction and/or renovation of such spas (other than the replacement of certain carpeting at the Manhasset location).

              (c) Buyer and Seller agree that at Closing Buyer will enter into a sublease with the Seller Parties for a to be agreed upon portion of the office space located in New York at a to be agreed upon amount for a to be agreed upon term.

        15.13 CAPITAL LEASES. Buyer hereby agrees to purchase certain of the Purchased Assets constituting personal property that are subject to the following capital leases: that certain equipment lease between ESC Medical Systems, Inc. and GHDS, dated January 2, 2001 (as amended supplemented or modified, the "ESC Lease"), and those certain equipment leases between First Commerce Leasing and GHDS set forth on Schedule 4.20(a) (as amended, supplemented or modified, the "First Commerce Leases"), and together with the ESC Lease, the "Capital Leases"), and the Seller Parties hereby agree to use its best efforts to assign these Capital Leases to Buyer prior to the Closing. Pursuant to the First Commerce Leases, GHDS has maintained a $500,000 certificate of deposit as collateral, and GHDS agrees to keep this obligation in place from and after Closing on Buyer's behalf. Additionally, to the extent Buyer determines it is in its interest to prepay the First Commerce Leases the Seller Parties hereby agree to pay all fees, expenses and penalties incurred in connection with such prepayment, including any prepayment penalty and Buyer will pay the remaining balance of the lease payments under the First Commerce Leases.

                         [SIGNATURES ON FOLLOWING PAGE.]

        IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

                                    STEINER SPAS USA, INC.,
                                    a Florida corporation



                                    By: /s/ Carl St. Philip
                                        ----------------------------------------
                                    Name:   Carl St. Philip
                                    Title:  Chief Financial Officer


                                    BIRMINGHAM DAY SPA, LLC,
                                    a Pennsylvania limited liability company



                                    By: /s/ Gerald Katzoff
                                        ----------------------------------------
                                    Name:  Gerald Katzoff
                                    Title: Manager


                                    57TH STREET DAY SPA, LLC,
                                    a New York limited liability company



                                    By: /s/ Gerald Katzoff
                                        ----------------------------------------
                                    Name:  Gerald Katzoff
                                    Title: Manager

                                    GH DAY SPAS, INC.,
                                    a Pennsylvania corporation



                                    By: /s/ Gerald Katzoff
                                        ----------------------------------------
                                    Name:  Gerald Katzoff
                                    Title: President



                    [SIGNATURES CONTINUED ON FOLLOWING PAGE.]

                                    GH DAY SPA SECOND STREET, LLC,
                                    a Pennsylvania limited liability company




                                    By:/s/ Gerald Katzoff
                                        ----------------------------------------
                                    Name:  Gerald Katzoff
                                    Title: Manager


                                    THE GREENHOUSE SPA, INC.,
                                    a Pennsylvania corporation



                                    By:/s/ Gerald Katzoff
                                        ----------------------------------------
                                    Name:  Gerald Katzoff
                                    Title: President


                                    THE STUART KATZOFF TRUST
                                    u/d/t dated October 9, 1990



                                    By: /s/ Gerald Katzoff
                                        ----------------------------------------
                                    Name:  Gerald Katzoff
                                    Title: Trustee



                                    /s/ Gerald Katzoff
                                    --------------------------------------------
                                    GERALD KATZOFF, individually



                                    /s/ Lydia Katzoff
                                    --------------------------------------------
                                    LYDIA KATZOFF, individually



                                    /s/ Stuart Katzoff
                                    --------------------------------------------
                                    STUART KATZOFF, individually